UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.     )

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EQUIFAX INC.

(Name of Registrant as Specified In Its Charter)

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CHANGING
THE GROWTH
CURVE

NOTICE OF 2016 ANNUAL MEETING
AND PROXY STATEMENT

1550 Peachtree Street, N.W.
Atlanta, Georgia 30309
www.equifax.com

Dear Shareholders:

As directors of Equifax, we deeply value our relationship with you and strive to demonstrate our ongoing commitment to advancing your interests. We are pleased with the Company’s performance this year and would like to take this opportunity to share a few highlights from 2015.

This past September, we celebrated the tenth anniversary of Rick Smith’s tenure as CEO of Equifax. Since Rick joined us, our Company has achieved considerable growth and outstanding performance, including total shareholder returns that were 61% higher than the S&P 500 Index and market capitalization growth from $4.3 billion to $12.4 billion. The collective efforts of Rick and our talented employees produced strong results again this past year, enabling us to make significant investments to secure future growth, while at the same time producing shareholder returns substantially in excess of the market. This past year brought one of the most significant investments in the Company’s 117-year history, with the $1.9 billion acquisition of Veda Group Limited, the leading provider of consumer and commercial credit reporting in Australia and New Zealand. In 2015, we also returned significant capital to our shareholders through a total of $138 million in dividends and nearly $200 million of common stock repurchases.

While we are proud of our performance, as we continue to grow, we also understand how important it is for our Board and governance structures to continue to evolve. Below are just a few of the areas we focused on over the past year as part of our commitment to our Company and our shareholders.

Shareholder Engagement

In 2014, the directors initiated a shareholder engagement program designed to enhance our understanding of shareholder perspectives on key Board, governance and compensation topics and to evaluate any investor concerns. Through management’s investor outreach meetings, we have connected with approximately 75% of our shareholder base, including the majority of our top 50 shareholders. We have considered your perspectives in our decision making and your views have been instrumental in helping us enhance our governance and compensation programs.

Board Composition

We know how important it is to our shareholders to have a board comprised of the right people with the right skills, qualifications and background to effectively represent their interests. To that end, we aim to operate our Board in the most efficient and productive manner possible and believe diversity of perspective is necessary to achieve effective leadership. Accordingly, as we identify future director candidates to replace the three independent directors scheduled to retire over the next two years, we are committed to seeking candidates who offer diverse backgrounds and fresh perspectives along with the requisite skills, experience and character necessary to serve on our Board and represent our shareholders.

Corporate Governance

We continually strive to enhance our corporate governance practices and we believe that Board evaluations and shareholder feedback play pivotal roles in helping us achieve our goals. To ensure maximum performance by our Board and in light of upcoming director retirements, we engaged a third-party to facilitate our Board self-evaluation process and Board and committee review. In addition, in response to shareholder feedback we have also enhanced the disclosures in this proxy statement related to auditor firm independence, as a means to provide our investors additional insight into our Audit Committee’s efforts to protect audit firm independence.

We appreciate the opportunity to serve Equifax on your behalf, and cordially invite you to our Annual Meeting of Shareholders on May 5, 2016. Thank you for the trust you have placed in us, and I hope the next ten years are as successful as the last ten.

Sincerely,

Phil Humann

Presiding Director

March 25, 2016

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

Notice of 2016 Annual
Meeting of Shareholders

May 5, 2016

9:30 a.m. Atlanta Time (doors open at 8:30 a.m.)

1550 Peachtree Street N.W., Atlanta, Georgia 30309

AGENDA:

1.	Elect 10 director nominees listed in the Proxy Statement.

2.	Approve, on an advisory basis, named executive officer compensation.

3.	Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2016.

4.	Other business if properly raised.

If you owned shares of Equifax Common Stock at the close of business on March 2, 2016, you are entitled to vote at the meeting either in person or by proxy. Proxies in the form furnished are being solicited by the Board of Directors of Equifax Inc. for this meeting.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

This year we will again seek to conserve natural resources and reduce costs by electronically disseminating annual meeting materials, as permitted by the Securities and Exchange Commission. Unless otherwise requested, shareholders will receive a Notice of Internet Availability of Proxy Materials with instructions for accessing these materials via the Internet. You can also receive, upon request, a copy of the proxy materials by mail if you prefer. All shareholders who have previously requested paper copies of our proxy materials will continue to receive a paper copy of the proxy materials by mail. Proxy materials or a Notice of Internet Availability were first sent to shareholders beginning on March 25, 2016.

For security reasons, please be prepared to show photo identification. If you need special assistance because of a disability, please contact our Office of Corporate Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302, or telephone (404) 885-8000.

By order of the Board of Directors,

John J. Kelley III
March 25, 2016	Corporate Vice President, Chief Legal Officer and Corporate Secretary

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET	BY MAIL
Visit the website listed on your proxy card	Sign, date and return your proxy card in the enclosed envelope
BY TELEPHONE	IN PERSON
Call the telephone number on your proxy card	Attend the Annual Meeting and vote in person

ELECTION TO RECEIVE ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS.

You can expedite delivery and avoid costly mailings by confirming in advance your preference for electronic delivery. For further information on how to take advantage of this cost-saving service, please see page 64 of the Proxy Statement.

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PROXY SUMMARY

This summary highlights information contained elsewhere in our Proxy Statement. The summary does not contain all of the information that you should consider and we encourage you to read the entire Proxy Statement carefully before voting.

2015 Performance Highlights

Revenue: $2.7 Billion, a 9% increase from 2014	Diluted EPS: $3.55, a 19% increase from 2014	Dividend payments to shareholders: $138 Million, a 14% increase from 2014	Share repurchases: $196 Million	Total shareholder return: 39.3%, compared to 1.4% for the S&P 500 Index

Exceptional Long-Term Performance

Since he joined the Company in September 2005 as our Chairman and CEO, Richard F. Smith has driven consistently exceptional financial performance and created significant shareholder value. Market capitalization of $12.4 billion at the end of February 2016 was 2.9 times higher than the Company’s $4.3 billion market capitalization at the end of September 2005, and total shareholder return for the Company over this period was 61% higher than the S&P 500 Index. A $100 investment made on September 30, 2005 in Equifax stock would be worth approximately $334 as of December 31, 2015, whereas the same investment in the S&P 500 Index would be worth approximately $207. The leadership and vision Mr. Smith has brought to the company is particularly evident in the Company’s growth over the last five years:

•	8.2% compounded annual growth (CAGR) in operating revenue from continuing operations;
•	13.8% CAGR in diluted EPS from continuing operations; and
•	32.3% CAGR in annual dividend payments.

Operating Revenue from Continuing Operations
(Reported)
($ in millions)
8.2% CAGR
$1,798
$1,893
$2,073
$2,304
$2,436
$2,664
FY10
FY11
FY12
FY13
FY14
FY15

Diluted EPS from Continuing Operations
(Reported)
13.8% CAGR
$1.86
$1.87
$2.18
$2.69
$2.97
$3.55
FY10
FY11
FY12
FY13
FY14
FY15

Annual Dividend Payments
(Reported)
($ per share)
32.3% CAGR
0.28
0.64
0.72
0.88
1.00
1.16
FY10
FY11
FY12
FY13
FY14
FY15

Total Shareholder Return
as of Dec. 31, 2015
Indexed at 100 as of September 30, 2005
100
91
207
334
S&P 500
Banking Index
S&P 500
Equifax

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Continued Investment For Long-Term, Sustainable Growth

2015 was an outstanding year for the Company. We exceeded our expectations and had broad-based contributions from each business unit and across the vast majority of our geographies. The Company is well positioned for a strong 2016 and beyond. Our four business units and six centers-of-excellence are aligned around our key strategic imperatives, and we have globalized our most critical and fundamental management disciplines to facilitate greater linkage between our strategy and execution. Through this effort, we have streamlined our product innovation and placement, enabled greater leverage of our IT platforms, optimized the investment in our talent base and effectively aligned our talent base to our greatest opportunities.

Earlier this year, we completed the $1.9 billion acquisition of Veda Group Limited, the leading provider of consumer and commercial credit reporting in Australia and New Zealand. We are very excited about the opportunity Veda represents for Equifax. Veda brings a solid market strategy, strong financial performance and an outstanding management team. Veda gives the Company a significant opportunity in the Asia Pacific geography, further broadening our geographic footprint and enhancing our ability to continue to deliver on our goal of long-term, sustainable growth.

Shareholder Engagement Actions

Throughout 2014, 2015 and early 2016, we conducted investor outreach meetings and governance reviews to understand shareholder perspectives and evaluate any concerns of our shareholders. These discussions primarily focused on possible enhancements to our corporate governance practices and our shareholders’ views on the design of our compensation program. Our investors’ comments are regularly and actively considered by our Governance and Compensation Committees, as well as the full Board.

Our shareholders expressed general support of our corporate governance practices in our engagement discussions. Shareholders specifically praised the decision of the Board to terminate the shareholder rights plan, sometimes called a “poison pill,” in early 2015. Certain European investors were interested to better understand the effectiveness of a Presiding Director as a leader of the independent directors, in lieu of the separate Chief Executive Officer (CEO) and Chairman roles more commonly found in European markets.

Shareholders also encouraged the Board to consider diversity as an important factor when evaluating candidates for future directorships. The Board believes that diversity of experiences, gender, ethnicity and age plays a pivotal role in constructing an effective leadership structure, and is committed to considering these factors as it contemplates future director candidates. Also in response to shareholder engagement, the Board has amended its policy regarding director “overboarding” and has enhanced its disclosure regarding auditor firm independence in this proxy statement. We have also provided improved visibility into director skill sets, experience and qualifications.

The overwhelming majority of shareholder feedback regarding executive compensation was that no significant change to the design of our program was necessary and that we should continue our effective linkage of pay to performance. Our Compensation Committee carefully considered shareholder feedback in its review of our compensation program, as well as compensation plan and benchmarking advice from its independent compensation consultant. The Committee strongly believes that executive compensation should be tightly linked to the long-term performance of the Company, and continues to take steps to ensure that pay opportunities are increasingly longer-term and performance-based with a mix of fixed and at-risk variable pay. Based on shareholder recommendations, we continue to enhance our proxy disclosures regarding changes to executive compensation programs, particularly with a multi-year perspective.

Governance Highlights

Independent Board	•	9 of our 10 director nominees are independent.
Board Refreshment	•	The Governance Committee of the Board has established a succession plan with the assistance of an independent executive search consultant to help identify highly qualified and diverse director candidates to replace two outside directors who are scheduled to retire during 2017 and one outside director who is scheduled to retire during 2018.
Independent Presiding	•	Our independent directors elect our Presiding Director.
Director	•	Our Presiding Director has broad powers including:
		–	advising the Chairman and CEO of decisions reached, and suggestions made, at the executive session of the non-management directors;
		–	calling meetings of the non-management directors and approving agendas;
		–	facilitating communication between the non-employee directors and the Chairman and CEO;
		–	meeting directly with management and non-management employees of the Company; and
		–	being available for consultation and direct communication with shareholders as appropriate.
Annual Board Leadership	•	The Board annually reviews the leadership structure to determine whether a combined Chairman and
Evaluation and Succession		CEO role or separate roles are in the best interest of shareholders.
Planning	•	The Board annually evaluates the CEO’s performance.
	•	The Board annually conducts a rigorous review and assessment of the succession planning process for the CEO and other top officers.

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Annual Director Election	•	Each director is elected on an annual basis.
No “Overboarding”	•	Currently, no director serves on more than two other public company boards, and our CEO does not serve on any other public company boards.
Limits on Board Service	•	Directors are limited to service on four other public company boards, with our CEO being limited to two other public company boards. Currently, Mr. Smith does not serve on any other public company board.
Director Stock Ownership	•	Each director is required to own Equifax common stock with a market value of at least five times his or her annual cash retainer.
No “Poison Pill”	•	We do not have a “poison pill” plan in place.
Enterprise Risk	•	We have a rigorous enterprise risk management program targeting controls over operational, financial, legal/
Management		regulatory compliance, reputational, technology, security, strategic and other risks that could adversely affect our business. The program also includes crisis management and business continuity planning. See “Board Risk Oversight” on page 20.
Stock Hedging and Pledging Policies	•	Our insider trading policy bars our directors, officers and employees from owning financial instruments or participating in investment strategies that hedge the economic risk of owning Equifax stock.
	•	We prohibit officers and directors from pledging Equifax securities as collateral for loans (including margin loans).

What am I voting on and what are the Board’s voting recommendations?

		Board Voting	Page Reference
Agenda Item		Recommendation	(for more detail)
Proposal 1	Election of 10 Director Nominees	FOR EACH NOMINEE	11
Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation	FOR	22
Proposal 3	Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2016	FOR	59

Proposal 1 — Election of 10 Director Nominees

The Board is asking you to elect the 10 nominees for director named below for terms that expire at the 2017 Annual Meeting of Shareholders. The following table provides summary information about the ten director nominees. The directors will be elected by a majority vote.

Name	Occupation	Experience/Qualifications
James E. Copeland, Jr. Age: 71 Independent Board Committees: Audit (Chair) Executive	Retired Chief Executive Officer of Deloitte & Touche LLP and Deloitte & Touche Tohmatsu	Former Large Company CEO General Management & Business Operations Mergers & Acquisitions Strategy Development	Accounting Risk Management Finance International
Robert D. Daleo Age: 66 Independent Board Committees: Audit Compensation	Retired Vice Chairman of Thomson Reuters	Former Public Company CFO General Management & Business Operations Mergers & Acquisitions Strategy Development	Accounting Risk Management International Finance
Walter W. Driver, Jr. Age: 70 Independent Board Committees: Compensation Governance	Chairman–Southeast of Goldman, Sachs & Co.	International Investment Banking Former Head of International Law Firm General Management & Business Operations International	Strategy Development Finance Legal, Corporate Governance and Compliance Mergers & Acquisitions

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Name	Occupation	Experience/Qualifications
Mark L. Feidler Age: 59 Independent Board Committees: Audit Technology	Founding Partner of MSouth Equity Partners	Former Public Company President & COO General Management & Business Operations Mergers & Acquisitions Finance	Accounting Risk Management Consumer Marketing International Strategy Development
L. Phillip Humann Age: 70 Independent Board Committees: Compensation (Chair) Executive (Chair) Governance	Retired Executive Chairman of the Board of SunTrust Banks, Inc.	Former Public Company CEO Financial Industry Experience General Management & Business Operations Mergers & Acquisitions Finance	Consumer Marketing Corporate Governance & Compliance Risk Management Banking Strategy Development
Robert D. Marcus Age: 50 Independent Board Committees: Governance	Chairman and Chief Executive Officer of Time Warner Cable Inc.	Current Public Company CEO Former Public Company CFO General Management & Business Operations Finance	Consumer Marketing Legal & Regulatory Mergers & Acquisitions
Siri S. Marshall Age: 67 Independent Board Committees: Compensation Executive Governance (Chair)	Retired Senior Vice President, General Counsel, Secretary and Chief Governance and Compliance Officer of General Mills, Inc.	Former Public Company General Counsel, Corporate Secretary & Chief Compliance Officer General Management & Business Operations Strategy Development	Retail Legal, Regulatory, Corporate Governance & Compliance Mergers & Acquisitions International Consumer Marketing
John A. McKinley Age: 58 Independent Board Committees: Audit Executive Technology (Chair)	Chief Executive Officer of SaferAging, Inc. and Co-Founder of Launchbox Digital	Former Public Company CTO General Management & Business Operations Mergers & Acquisitions International	Strategy Development Finance Venture Capital Technology Development, Operations & Marketing
Richard F. Smith Age: 56 Insider Board Committees: None	Chairman and Chief Executive Officer of Equifax	Current Public Company CEO Industry Experience General Management & Business Operations International	Strategy Development Finance Risk Management Mergers & Acquisitions
Mark B. Templeton Age: 63 Independent Board Committees: Compensation Technology	Retired Chief Executive Officer, President and Director of Citrix Systems, Inc.	Former Public Company CEO & President General Management & Business Operations Mergers & Acquisitions Strategy Development	Finance Technology Development, Operations & Marketing International

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PROPOSAL 2 — Advisory Vote to Approve Named Executive Officer Compensation

The Board is asking you to approve, on an advisory basis, the compensation of our CEO, CFO and the three other most highly compensated executive officers calculated in accordance with SEC rules and regulations (collectively the Named Executive Officers or NEOs) as disclosed in this Proxy Statement.

2015 Compensation Program Overview

Compensation Element	Link to Performance		Purpose

Base Salary	Fixed Compensation		Provides sufficient competitive pay to attract and retain experienced and successful executives

Annual Incentive Plan	Performance Metrics:		Encourages and rewards valuable contributions to our annual financial and operational performance objectives

• Variable Cash Award	• •	Adjusted Operating Revenue Adjusted EPS
Long-Term Incentive (LTI)	Performance Metric:		Retains our executives and drives stock performance for shareholders
• Performance Share Units (PSUs)	•	Relative TSR
• Time-Based Restricted Stock Units (RSUs)

2015 and 2016 Compensation Design Changes

In February 2015, the Compensation Committee changed the 2015 LTI mix for the CEO and the other NEOs to 66⅔% PSUs and 33⅓% RSUs, from 60%/40% for the CEO and 50%/50% for the other NEOs, to further emphasize the importance of long-term shareholder value creation through performance-based compensation incentives.

In February 2016, the Compensation Committee further adjusted the 2016 LTI mix for the CEO to 70% PSUs and 30% RSUs as part of its continued emphasis on linking CEO pay to performance, and in response to shareholder feedback.

Compensation Best Practices

What We Do	What We Don’t Do

  Strong emphasis on performance-based compensation.

  Appropriate mix of short-term and long-term incentives and performance metrics.

  Capped annual and long-term incentive awards.

  Meaningful share ownership requirements for senior officers.

  Executive compensation clawback policy.

  Independent Compensation Committee advised by independent compensation consultant.

  No dividend equivalents paid on unearned performance share units or restricted share units.

  No re-pricing of underwater stock options.

  No single-trigger change-in-control cash severance benefits.

  No tax gross-ups for perquisites or new change-in-control agreements.

PROPOSAL 3 — Ratification of Appointment of Ernst & Young as Independent Registered Public Accounting Firm for 2016

The Board is asking you to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

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PROPOSALS TO BE VOTED ON

PROPOSAL 1	Election of 10 Director Nominees

All members of our Board are elected to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. The ten nominees for election listed below each have consented to being named in this Proxy Statement and to serve if elected. All director nominees attended 75% or more of the aggregate of the meetings of the Board and of the committees of the Board on which such directors served, except for Mr. Driver, whose attendance fell slightly below the 75% threshold due to the serious illness of a family member for whom he was the primary caregiver. All of the Company’s directors then serving attended the 2015 annual meeting of shareholders.

Our directors have a variety of backgrounds, which reflects the Board’s continuing objective to achieve a diversity of perspective, experience, knowledge, ethnicity and gender. As more fully discussed under “Director Nomination Processes and Succession Planning” on page 19, director nominees are considered on the basis of a range of criteria, including their business knowledge and background, reputation and global business perspective. They must also have demonstrated experience and ability that is relevant to the Board’s oversight role with respect to Company business and affairs. Each director’s biography includes the particular experience and qualifications that led the Board to conclude that the director should serve on the Board. Presented below is biographical information for each of the nominees. Each nominee was elected at the 2015 Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE LISTED BELOW.

Nominees for Directors

JAMES E. COPELAND, JR.
Director since 2003 Age 71 Independent Chair of Audit Committee Executive Committee

Retired Chief Executive Officer of Deloitte & Touche LLP and Deloitte Touche Tohmatsu, public accounting firms. Mr. Copeland served in such capacity from 1999 until his retirement in 2003.

Other Public Directorships

  •  ConocoPhillips

  •  Time Warner Cable, Inc.

Overview of Board Qualifications

Mr. Copeland has invaluable expertise in the areas of audit, accounting and finance, including operating experience as the CEO of a major international accounting firm. His knowledge of the Company’s structure, operations, compliance programs and risk oversight as Chairman of the Audit Committee is of particular importance to our Board. The Board also values Mr. Copeland’s insight and judgment gained through years of public company board experience with companies operating in industries as diverse as oil and gas, beverages and entertainment, including experience on audit, executive, compensation and finance committees of other publicly traded companies.

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ROBERT D. DALEO
Director since 2006 Age 66 Independent Audit Committee Compensation Committee

Retired Vice Chairman of Thomson Reuters. Mr. Daleo was Executive Vice President and Chief Financial Officer of Thomson Reuters or its predecessors from 1997 through 2011, Vice Chairman from 2011 until his retirement in December 2012, and a member of The Thomson Corporation board of directors from 2001 to April 2008. Thomson Reuters is a global provider of integrated information solutions to business and professional customers. From 1994 to 1998, Mr. Daleo served in senior operations, planning, finance and business development positions with Thomson Reuters.

Other Public Directorships

  •  Citrix Systems, Inc.

Overview of Board Qualifications

Mr. Daleo has developed extensive financial accounting and corporate finance expertise through his experience as chief financial officer of a large multinational company. The Board values his leadership and risk assessment skills which are important to our efforts to expand our global information solutions business, data acquisitions and marketing to banks and other financial institutions. Mr. Daleo also has public company board experience.

WALTER W. DRIVER, JR.
Director since 2007 Age 70 Independent Compensation Committee Governance Committee

Chairman–Southeast of Goldman, Sachs & Co., a global investment banking, securities and investment management firm, since January 2006. He also serves on the Goldman Sachs Board of International Advisors. Prior to joining Goldman Sachs, Mr. Driver served as Chairman of King & Spalding LLP, an international law firm, from 1999 through 2005.

Other Public Directorships

  •  Total System Services, Inc.

Overview of Board Qualifications

Mr. Driver has extensive investment banking expertise in evaluating corporate acquisitions, strategies, operations and risks. The Board values his judgment, skills and experience in legal and regulatory matters gained through leadership of a major international law firm. Mr. Driver also has corporate governance experience and insight gained through his legal practice and public company directorships, including service on compensation and governance committees.

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MARK L. FEIDLER
Director since 2007 Age 59 Independent Audit Committee Technology Committee

Founding Partner of MSouth Equity Partners, a private equity firm based in Atlanta, since February 2007. Mr. Feidler was President and Chief Operating Officer and a director of BellSouth Corporation, a telecommunications company, from 2005 until January 2007. Mr. Feidler served as its Chief Staff Officer during 2004. From 2001 through 2003, Mr. Feidler was Chief Operating Officer of Cingular Wireless and served on the Board of Directors of Cingular from 2005 until January 2007.

Other Public Directorships

  •  New York Life Insurance Company (Lead Director)

Overview of Board Qualifications

Mr. Feidler has extensive operating, financial, legal and regulatory experience through his prior position with a major regional telecommunications company, as well as expertise in private equity investments and acquisitions. This background is relevant to us as we market our products to companies in telecommunications and other vertical markets, while his private equity experience is relevant to our new product development, marketing and acquisition strategies. His public company operating experience and background in financial, accounting and risk management are an important resource for our Audit Committee and Board.

L. PHILLIP HUMANN
Director since 1992 Age 70 Independent Presiding Director Chair of Compensation Committee Chair of Executive Committee Governance Committee

Retired Executive Chairman of the Board of SunTrust Banks, Inc., a multi-bank holding company. Mr. Humann was Executive Chairman of the Board of SunTrust Banks, Inc. from 2007 to April 2008; Chairman and Chief Executive Officer from 2004 through 2006; Chairman, President and Chief Executive Officer from 1998 to 2004; and President from 1991 to 1998.

Other Public Directorships

  •  Coca-Cola Enterprises, Inc. (Presiding Director)

  •  Haverty Furniture Companies, Inc. (Lead Director; Non-Executive Chairman from May 2010 to December 2012)

Overview of Board Qualifications

Mr. Humann has over 41 years of experience in the banking, mortgage and financial services industry. The Board highly values his experience and insights regarding how our customers use our services and products to manage their risk objectives. The Board also values his leadership skills and deep knowledge of our business and perspective gained from 21 years of service on the Board and at other public companies.

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ROBERT D. MARCUS
Director since 2013 Age 50 Independent Governance Committee

Chairman and Chief Executive Officer of Time Warner Cable Inc., a provider of video, high-speed data and voice services, since January 1, 2014. He served as its President and Chief Operating Officer from December 14, 2010 through 2013. Prior thereto, he was Senior Executive Vice President and Chief Financial Officer from January 2008 and Senior Executive Vice President from August 2005. Mr. Marcus joined Time Warner Cable Inc. from Time Warner Inc. where he held various senior positions from 1998. He was named a director of Time Warner Cable Inc. in July 2013. From 1990 to 1997, he practiced law at Paul, Weiss, Rifkind, Wharton & Garrison.

Other Public Directorships

  •  Time Warner Cable Inc. (Chairman)

Overview of Board Qualifications

Mr. Marcus has extensive operating, financial, legal and regulatory experience through his position with a major cable company, as well as expertise in mergers and acquisitions. This background is relevant to us as we market our products to data and telecommunications companies and other vertical markets. His public company operating and finance experience and background in legal and regulatory matters are an important resource for our Board.

SIRI S. MARSHALL
Director since 2006 Age 67 Independent Chair of Governance Committee Compensation Committee Executive Committee

Retired Senior Vice President, General Counsel, Secretary and Chief Governance and Compliance Officer of General Mills, Inc., a global diversified foods maker and distributor, where she served in that position from 1994 until her retirement in January 2008. She is on the Board of Directors of the Yale Law School Center for the Study of Corporate Law and on the Board of Advisers of Manchester Capital Management, Inc. During the past five years, Ms. Marshall also served as a director of BioHorizons, Inc., a dental implant and biologics company, a Distinguished Advisor to the Straus Institute for Dispute Resolution, and a trustee of the Minneapolis Institute of Arts. In February 2011, Ms. Marshall received the Sandra Day O’Connor Board Excellence Award from DirectWomen.

Other Public Directorships

  •  Ameriprise Financial, Inc.

  •  Alphatec Holdings, Inc.

Overview of Board Qualifications

Ms. Marshall’s over 13 years of executive experience at General Mills provides a valuable perspective on our organizational management, legal, compliance, regulatory and government affairs, consumer products business and corporate governance. The Board particularly values her broad experience with other public company boards, including formerly as a Presiding Director of a large financial institution, as well as her perspective and insight gained through her service on the executive, compensation and governance committees of other public companies and her leading role in corporate law and dispute resolution matters.

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JOHN A. MCKINLEY
Director since 2008 Age 58 Independent Chair of Technology Committee Audit Committee Executive Committee

Chief Executive Officer of SaferAging, Inc., a senior care service provider based in Washington, D.C., and Co-founder of LaunchBox Digital, a venture capital firm in Washington, D.C. Mr. McKinley was Chief Technology Officer of News Corporation from July 2010 to September 2012. He was President, AOL Technologies and Chief Technology Officer from 2003 to 2005 and President, AOL Digital Services from 2004 to 2006. Prior thereto, he served as Executive President, Head of Global Technology and Services and Chief Technology Officer for Merrill Lynch & Co., Inc., from 1998 to 2003; Chief Information and Technology Officer for GE Capital Corporation from 1995 to 1998; and Partner, Financial Services Technology Practice, for Ernst & Young International from 1982 to 1995.

Overview of Board Qualifications

The Board highly values Mr. McKinley’s extensive background in managing complex global technology operations as Chief Technology Officer at a number of leading global companies. These skills are highly relevant to the Board’s oversight of risks and opportunities in our technology operations, risk management and capital investments. The Board also values his entrepreneurial insights.

RICHARD F. SMITH
Director since 2005 Age 56 Chairman

Chairman and Chief Executive Officer of Equifax since September 2005. Mr. Smith was Chief Operating Officer of GE Insurance Solutions from 2004 to August 2005; President and Chief Executive Officer of GE Property and Casualty Reinsurance from 2003 to 2004; President and Chief Executive Officer of GE Property and Casualty Reinsurance—Americas of GE Global Insurance Holdings Corp. from 2001 to 2003; and President and Chief Executive Officer of GE Capital Fleet Services from 1995 to 2000.

Overview of Board Qualifications

As Chairman and CEO, Mr. Smith leads our senior management team and brings to the Board extensive knowledge of the Company and its strategy gained through his demonstrated leadership and performance in all aspects of our business. The Board also values his management experience over a 22-year career at General Electric Co. in global leadership positions in insurance, asset management and financing.

MARK B. TEMPLETON
Director since 2008 Age 63 Independent Compensation Committee Technology Committee

Retired Chief Executive Officer, President and Director of Citrix Systems, Inc., a global software development firm. He served as Chief Executive Officer of Citrix Systems, Inc. from 1999 to 2015.

Other Public Directorships

  •  Keysight Technologies, Inc.

Overview of Board Qualifications

The Board highly values Mr. Templeton’s operating experience, leadership and perspective in business strategy, operations, and business growth. His counsel and insight in technology opportunities, particularly in the development and global marketing of advanced technology products, has direct application to our strategic emphasis on investment in new technology products and global expansion.

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Board Skills Matrix

The Board Skills Matrix below represents some of the key skills that our Board has identified as particularly valuable to the effective oversight of the Company and the execution of our strategy. The matrix highlights the depth and breadth of skills on the Board.

Experience, expertise or attribute	Copeland	Daleo	Driver	Feidler	Humann	Marcus	Marshall	McKinley	Smith	Templeton
Technology
Strategy Development
Risk Management
Mergers & Acquisitions
Legal/Regulatory
International Business
General Management & Business Operations
Finance/Financial Industry Experience
CTO Experience
Corporate Governance
Consumer Marketing
CFO Experience
CEO Experience
Banking
Accounting

BOARD LEADERSHIP & CORPORATE GOVERNANCE

Equifax Corporate Governance

Our Board of Directors and management team are committed to achieving and maintaining high standards of corporate governance, ethics and integrity. We conduct our business in a manner that is socially responsible, value-based, and in compliance with the law. We periodically review our governance policies and practices against evolving standards and make changes as appropriate. We also value the perspectives of our shareholders and other stakeholders, including our employees and the communities in which we operate, and take steps to implement their points of view when warranted. Investor engagement over the last two years has prompted review of and changes to our governance practices, and our Board remains committed to continuous improvement.

The following sections summarize our corporate governance policies and practices including our Board leadership structure, our criteria for director selection and the responsibilities and activities of our Board and its committees. Our corporate governance documents, including the Board’s Mission Statement and Guidelines on Significant Corporate Governance Issues (the “Governance Guidelines”), our Board committee charters and codes of ethics and business conduct applicable to our directors, officers and employees, are available at www.equifax.com/about-equifax/corporate-governance, or in print upon request to the Office of Corporate Secretary, Equifax, P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000. These codes provide our policies and expectations on a number of topics including our commitment to good citizenship, providing transparency in our public disclosures, avoiding conflicts of interest, honoring the confidentiality of sensitive information, preservation and use of Company assets, compliance with all laws, and operating with integrity in all that we do. There were no waivers from any provisions of our codes or amendments applicable to any Board member or executive officer in 2015.

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Board Leadership Structure

The Board regularly reviews its leadership structure. The Board believes its current leadership structure and composition, along with the strong leadership of our independent directors (nine of 10 members), fully independent Board committees and Presiding Director, and the highly effective corporate governance structures and processes in place, strike an appropriate balance between consistent leadership and independent oversight of the Company’s business and affairs. The leadership structure of our Board of Directors includes:

•	Combined Chairman of the Board and CEO. The Board believes that the Company has been well served by having Richard F. Smith serve as both Chairman and CEO. As the officer ultimately responsible for the day-to-day operation of the Company and for execution of its strategy, the Board believes that Mr. Smith is the director best qualified to act as Chairman of the Board and to lead Board discussions regarding the performance of the Company. Combining the Chairman and CEO roles fosters clear accountability, effective decision-making, alignment with corporate strategy, direct oversight of management, full engagement of the independent directors and continuity of leadership.

•	Independent Presiding Director with clearly defined leadership authority and responsibilities. The Presiding Director is elected annually by a majority of the independent directors and has responsibilities such as advising the Chairman and CEO of decisions reached, and suggestions made, at the executive sessions of the non-management directors, calling meetings of the non-management directors, presiding at executive sessions of the Board and at each Board meeting at which the Chairman and CEO is not present, reviewing and approving agendas, schedules and materials for Board meetings, meeting directly with management and non-management employees of the Company, consulting and directing communication with shareholders, as appropriate, and facilitating communication between the non-employee directors and the Chairman and CEO, including annual Board self-evaluations.

•	Independent, active and effective directors. Our Governance Guidelines provide that all non-employee directors meet in executive session outside the presence of the Chief Executive Officer and other Company personnel during a portion of each of the Board’s regularly scheduled meetings. As noted above, the Presiding Director chairs these executive sessions and develops the agenda for each executive session.

•	Conduct Annual Self-Evaluations. In 2015, we engaged a third party to facilitate our annual Board self-evaluations, which included interviews and discussions with each of the directors regarding Board and committee independence, effectiveness and engagement.

In addition, our Directors:

•	Consistently Interact with Management. Senior leaders of the Company present regularly to directors to enable the Board to hear directly from the leaders that have responsibility for, and can provide additional insight into, particular areas that are being discussed.

•	Retain Independent Advisors. Directors are authorized to hire outside consultants, experts and advisors at the Company’s expense. In particular, the Compensation Committee utilizes an independent national executive compensation consulting firm to provide advice with respect to compensation for our NEOs and other officers.

Committees of the Board of Directors

The Board has five standing committees, all of which are comprised of independent directors as defined in the NYSE rules. The Board appoints committees to help carry out its duties and work on key issues in greater detail than is generally possible at Board meetings. Committees regularly review the results of their meetings with the Board.

Committee Memberships
Name & Occupation	Independent	Audit	Compensation	Executive	Governance	Technology
James E. Copeland, Jr.		Chair
Robert D. Daleo
Walter W. Driver, Jr.
Mark L. Feidler
L. Phillip Humann	Presiding Director		Chair	Chair
Robert D. Marcus
Siri S. Marshall					Chair
John A. McKinley						Chair
Richard F. Smith
Mark B. Templeton
Meetings held in 2015		5	6	0	4	4

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Each Committee operates pursuant to a written charter which is available on the Company’s website at www.equifax.com/about-equifax/corporate-governance. The following summarizes the oversight responsibilities of each Committee:

Audit Committee	•	Sole authority to appoint, review and discharge the Company’s independent registered public accounting firm.
	•	Reviews and approves in advance the services provided by our independent registered public accounting firm, reviews and discusses the independence of that firm, oversees the internal audit function, reviews our internal accounting controls and financial reporting process, oversees our regulatory compliance program, and administers our Code of Ethics and Business Conduct.
	•	Reviews the Company’s guidelines and policies related to enterprise risk assessment and risk management.
	•	Meets separately with the internal and external auditors to ensure full and frank communications with the committee.
	•	The Board has determined that Messrs. Copeland, Daleo, Feidler and McKinley are each “financially literate” under NYSE rules and that each of Messrs. Copeland, Daleo and Feidler are “financial experts” under NYSE rules.
Compensation Committee	•	Establishes our compensation policies and practices and determines executive compensation.
	•	Reviews annual performance under our employee incentive plan.
	•	Provides assistance to the Governance Committee from time to time in connection with its review of director compensation.
	•	Advises management and the Board on succession planning and other significant human resources matters.
Executive Committee	•	Authorized to exercise the powers of the Board in managing our business and property during the intervals between Board meetings, subject to Board discretion and applicable law.
Governance Committee	•	Reviews and makes recommendations to the Board regarding director nominees.
	•	Recommends to the Board, and monitors compliance with, our Governance Guidelines and other corporate governance matters.
	•	Conducts an annual review of the effectiveness of our Board.
	•	Makes recommendations to the Board with respect to Board and committee organization, membership and function.
	•	Exercises oversight of Board compensation and makes recommendations on such compensation for approval of the Board.
Technology Committee	•	Assesses our technology development strategies.
	•	Makes recommendations to the Board as to scope, direction, quality, investment levels and execution of technology strategies.
	•	Oversees the execution of technology strategies formulated by management and technology risk and opportunities.
	•	Provides guidance on technology as it may pertain to, among other things, investments, mergers, acquisitions and divestitures, research and development investments, and key competitor and partnership strategies, and security concerns.

Director Independence

Our Governance Guidelines provide that a substantial majority of our Board should be independent. Nine of our 10 current directors are independent, which is substantially above the NYSE requirement that a majority of directors be independent. Each director is an equal participant in decisions made by the full Board. All of our Board Committees are comprised of independent directors.

The Board has affirmatively determined that all directors, except Mr. Smith who is an officer of the Company, are independent under the applicable New York Stock Exchange (NYSE) listing standards, Securities and Exchange Commission (SEC) rules and our Guidelines for Determining the Independence of Directors. In making these determinations, the Board considered the types and amounts of the commercial dealings between the Company and the companies and organizations with which the directors are affiliated. Each of these transactions was significantly below the thresholds set forth in the categories of immaterial relationships described in our Guidelines for Determining the Independence of Directors, which may be accessed on our website at www.equifax.com/about-equifax/corporate-governance. Our director independence standards meet or exceed the requirements of SEC rules and regulations and the NYSE listing standards.

Board Tenure and Refreshment. The Governance Committee regularly assesses the requirements of the Board and makes recommendations to the Board regarding its size, composition, and structure. The Governance Committee is focused on how the experience and skill set of each individual director complements those of fellow directors to create a balanced Board with diverse viewpoints, skill sets, expertise and reflect a diversity of experiences, gender, ethnicity and age.

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The following table shows the tenure of our non-management directors, which is well distributed to create a balanced Board. Two outside directors (Messrs. Copeland and Driver) are scheduled to reach the mandatory retirement age of 72 prior to our 2017 annual meeting, and Mr. Humann is scheduled to reach the mandatory retirement age prior to our 2018 annual meeting. The Governance Committee is actively conducting a process, with the assistance of an executive search firm, to effect a smooth transition of the Board well in advance of these retirements, to fill the gaps in experience these vacancies may create, and to anticipate future needs for expertise in new and emerging markets, technology, security and regulatory compliance, while also enhancing the diversity on our Board.

Director Nomination Processes and Succession Planning

Process for Identifying and Evaluating Director Nominees. When the need to fill a new Board seat or vacancy arises, the Governance Committee proceeds in the manner it deems appropriate to identify a qualified candidate or candidates. Candidates may be identified through the engagement of an outside search firm, recommendations from independent directors, the Chairman of the Board, management, or other advisors to the Company, and recommendations by shareholders. The Governance Committee Chair and Presiding Director are provided with copies of the resumes for potential candidates by the search firm and review them as appropriate with the Governance Committee, our CEO and the full Board.

Our Governance Committee determines the selection criteria and qualifications for director nominees. As set forth in our Governance Guidelines, this criteria includes, among other things, a director candidate’s integrity and ethical standards, ability to provide sound and informed judgment, history of achievement that reflects superior standards and willingness to commit sufficient time. The Governance Committee and the Board also consider whether the candidate is independent under the standards described under “Director Independence” on page 18 and whether the candidate is financially literate.

Although the Committee does not have a formal diversity policy for Board membership, it considers whether a director nominee contributes or will contribute to the Board in a way that can enhance the perspective and experience of the Board as a whole through diversity in gender, race, national origin, sexual orientation or identity and professional experience. When current Board members are considered for nomination for re-election, the Committee also takes into consideration their prior Board contributions, performance and meeting attendance records. The effectiveness of the Board’s skills, expertise and background, including its diversity, is also considered as part of the Board’s annual self-assessment.

Directors are limited to service on five public company boards, including our Board. Audit Committee members may not serve on the audit committee of more than three public companies absent a Board determination that such service will not impair the ability of such member to serve effectively on the Company’s Audit Committee. In addition, our CEO may not serve on the Board of more than three public company boards, including our Board.

Procedures for Shareholders to Recommend Director Nominees. The Governance Committee will consider for possible nomination qualified Board candidates that are submitted by our shareholders. Shareholders wishing to make such a submission may do so by sending the following information to the Governance Committee by November 25, 2016, c/o Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302: (1) a nomination notice in accordance with the procedures set forth in Section 1.12 of the Bylaws; (2) a request that the Governance Committee consider the shareholder’s candidate for inclusion in the Board’s slate of nominees for the applicable meeting; and (3) along with the shareholder’s candidate, an undertaking to provide all other information the Committee or the Board may request in connection with their evaluation of the candidate. See “How do I submit a proposal for the Annual Meeting of Shareholders in 2017?” on page 64. A copy of our Bylaws is available on our website at www.equifax.com/about-equifax/corporate-governance or by writing to the Corporate Secretary.

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Any shareholder’s nominee must satisfy the minimum qualifications for any director described above in the judgment of the Governance Committee and the Board. In evaluating shareholder nominees, the Committee and the Board may consider all relevant information, including the factors described above, and additionally may consider the size and duration of the nominating shareholder’s holdings in the Company; whether the nominee is independent of the nominating shareholder and able to represent the interests of the Company and its shareholders as a whole; and the interests and/or intentions of the nominating shareholder.

Director Orientation and Continuing Education

Upon joining our Board, directors are provided with an orientation about our Company, including business operations, strategy, regulation and governance. Members of our senior management regularly present reports at Board meetings and review the operating plan and strategy of each of our business units and the Company as a whole, as well as provide periodic training sessions regarding regulatory compliance and governance issues. The Board also conducts periodic visits to our key facilities. Board members also may attend outside director continuing education programs at Company expense to assist them in keeping pace with developments in corporate governance and critical issues relating to the operations of public company boards.

Management Succession Planning and Talent Development Process

Our Board is accountable for the development, implementation and continual review of a succession plan for the CEO and other executive officers. As part of its responsibilities under its charter, the Compensation Committee oversees the succession planning process for the CEO and the senior leadership team. The process ensures that critical business capabilities are safeguarded, executive development is accelerated and strategic talent is leveraged to focus on current and new business imperatives. The specific criteria for the CEO position are aligned with our long-term growth strategy we refer to as our Growth Playbook, and succession and development plans are monitored for each of the CEO’s direct reports including high potential internal CEO succession candidates, all of whom have ongoing exposure to the Board and are reviewed annually with the Board by the CEO and the Chief Human Resources Officer. The Compensation Committee and the Board also review the foregoing in executive session on a regular basis.

Board Risk Oversight

Our Board oversees risk management at the Company. The Board exercises direct oversight of strategic risks to the Company and other risk areas not delegated to one of its committees. Our enterprise-wide risk management program is designed to support the achievement of our organizational and strategic objectives, to identify and manage risks, to improve long-term organizational performance and to enhance shareholder value.

On an annual basis, the Board performs an enterprise risk assessment with management to review the principal risks facing the Company and monitors the steps management is taking to map and mitigate these risks. The Board then sets the general level of risk appropriate for the Company through business strategy reviews. Risks are assessed throughout the business, focusing on (i) financial, operational and strategic risk, and (ii) ethical, legal, security, regulatory and other compliance risks.

Each business unit and corporate support unit has primary responsibility for assessing and mitigating risks within their respective areas of responsibility. Our CEO and senior leadership team receive comprehensive periodic reports on the most significant risks from these units and from the head of our internal audit department.

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In addition, each of our Board committees considers the risks within its areas of responsibility:

Audit Committee	•	Reviews risks related to financial reporting; discusses material violations, if any, of Company ethics, legal, regulatory and other compliance policies
	•	Considers the Company’s annual audit risk assessment which identifies internal control risks and drives the internal and external audit plan for the ensuing year
	•	Considers the impact of risk on our financial position and the adequacy of our risk-related internal controls
Compensation Committee	•	Reviews compensation, human resource and management succession risks, as summarized under “Management of Compensation-Related Risk” on page 38.
Governance Committee	•	Focuses on corporate governance risks, including evaluation of our leadership and risk oversight structure to ensure that it remains the optimal structure for our Company and shareholders.
Technology Committee	•	Focuses on technology-related risks and opportunities, including information security.

Related Person Transaction Policy

The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than 5% beneficial owners and their respective immediate family members (each, a “Related Person”), where the amount of the transaction is expected to exceed $120,000 in a single calendar year. The policy provides that the Audit Committee reviews transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the Audit Committee determines whether the transaction is in the best interests of the Company. In making that determination, the Audit Committee takes into account the following, among other factors it deems appropriate:

•	the extent of the related person’s interest in the transaction;

•	whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	the benefits to the Company;

•	the availability of other sources for comparable products or services; and

•	the terms of the transaction.

The Governance Committee also determines the impact or potential impact on a director’s independence in the event the related party is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer.

Certain Relationships and Related Person Transactions of Directors, Executive Officers and 5 Percent Shareholders

During 2015, the Company was not a party to a transaction or series of transactions in which the amount involved did or may exceed $120,000 in which any Related Person had or will have a direct or indirect material interest, other than the compensation arrangements (including with respect to equity compensation) described in “Director Compensation” on page 55 and “Executive Compensation” beginning on page 23 of this Proxy Statement.

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PROPOSAL 2	Advisory Vote to Approve Named Executive Officer Compensation

Summary

As we do each year, and as required by Section 14A of the Securities Exchange Act, we are seeking advisory shareholder approval of the compensation of our named executive officers (“NEOs”) as disclosed in the section of this Proxy Statement titled “Executive Compensation” beginning on page 23. This vote is often referred to as “say on pay.” Shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Equifax’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material).”

Our 2015 executive compensation program aligned closely with our financial performance:

Strong 2015 Company financial performance and total shareholder return.	•	Our excellent financial and operating results continued in 2015:
		–	Corporate Adjusted Operating Revenue from continuing operations increased 9% to $2.7 billion*;
		–	Corporate Adjusted EPS from continuing operations rose 15% to $4.49*; and
		–	Our cumulative total shareholder return of 39.3% outpaced the 1.4% total return for the S&P 500 Index and, over the three years ended December 31, 2015, has returned 111% versus 53% for the S&P 500.
We emphasize pay-for-performance and tie a significant amount of our NEOs’ target pay to our performance.	•	Approximately 85% of CEO’s target total direct compensation, and an average of 71% of the total targeted direct compensation of our other NEOs, was variable, at-risk incentive-based and stock-based compensation tied to the achievement of internal performance targets, Company stock price and relative shareholder return performance.
Our compensation programs are well-aligned with the long-term interests of our shareholders.	•	Equity awards and our stock ownership guidelines serve to align the interests of our executives with those of our long-term shareholders by encouraging long-term performance.
	•	In 2015, long-term equity incentive awards represented 69% of our CEO’s target total direct compensation(and an average of 54% for our other NEOs). Performance-based share units (PSUs) and restricted stock units (RSUs) are designed to align with long-term stock performance both on an absolute basis and relative to peers.
We provide competitive pay opportunities that reflect best practices and strong governance standards.	•	Our independent Compensation Committee reviews our executive compensation program to ensure that it provides competitive pay opportunities and demonstrates a commitment to strong corporate governance.
	•	The Committee establishes appropriate performance targets based on our strategic and operating plans.
	•	The Committee has retained an external, independent compensation consultant to assist in aligning our program with our shareholders’ interests and current market practices, and to guard against programs that create any inappropriate or excessive risk likely to have a material adverse effect on the Company.

*	Corporate Adjusted Operating Revenue and Corporate Adjusted EPS as reported in the Executive Compensation section are non-GAAP financial measures used by the Company for incentive measurement purposes. Reconciliation of the Company’s non-GAAP financial measures to the corresponding GAAP financial measures can be found under “GAAP/Non-GAAP Measures” on the Investor Relations page of our website at www.equifax.com. For incentive measurement purposes, Corporate Adjusted Operating Revenue and Corporate Adjusted EPS are further adjusted to be stated in constant dollars at our budgeted 2015 foreign exchange rates.

Board Recommendation

Our Board believes that the information provided above and within the “Executive Compensation” section of this Proxy Statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our shareholders’ interests and support long-term value creation.

Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of Equifax’s executive compensation program. To the extent there is any significant negative vote, we will consult directly with our shareholders to better understand the concerns that influenced the vote.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE RESOLUTION SET FORTH ABOVE.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Quick Reference

To assist shareholders in finding important information, this Compensation Discussion and Analysis (CD&A) section is organized as follows:

This CD&A discusses the compensation decisions for the NEOs listed in the Summary Compensation Table on page 41 of this Proxy Statement. The NEOs are:

		Years in Position	Years of Service
		at End of 2015	at End of 2015
NEO	Title in 2015	(rounded)	(rounded)
Richard F. Smith	Chairman and Chief Executive Officer	10	10
John W. Gamble, Jr.	Corporate Vice President and Chief Financial Officer	2	2
John J. Kelley III	Corporate Vice President and Chief Legal Officer	3	3
J. Dann Adams*	President, Personal Solutions	*	17
Rodolfo O. Ploder*	President, Workforce Solutions	*	12
*	Mr. Adams and Mr. Ploder were appointed to their new positions effective November 2015, but served as presidents of other business units prior to their current role.

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Executive Summary

Our Business

The Company is a leading global provider of information solutions for businesses, government and consumers. We have a large and diversified group of clients, including financial institutions, corporations, governments and individuals. Our products and services are based on comprehensive databases of consumer and business information. We use advanced statistical techniques and proprietary software tools to analyze all available data, creating customized insights, decision-making solutions and processing services for our clients. We help consumers understand, manage and protect their personal information and make more informed financial decisions. Additionally, we are a leading provider of payroll-related and human resources management business process outsourcing services in the United States.

2015 Target Pay Mix

As illustrated in the chart below, the Company emphasizes long-term equity awards and annual performance-based cash incentives so that a substantial portion of each executive’s total compensation opportunity is linked directly to the Company’s stock price or otherwise driven by performance (85% of total direct compensation for our CEO and an average of 71% for the other NEOs):

*	Percentages calculated using actual base salary, target annual incentive and the grant date value of annual long-term incentive awards.

Our Incentive Programs Tie to Our 2015 Financial Performance

The Company delivered excellent financial and operating results in 2015. The financial metrics applicable to the executive compensation program were as follows:

Annual Incentive Opportunity (AIP)	•	AIP is based on the Company’s attainment of objective, pre-established financial and individual performance goals.
	•	Corporate Adjusted Operating Revenue (15% of AIP) was used to measure business growth, and Corporate Adjusted EPS (65% of AIP) was used to measure the profitability of such growth.*
Key Financial	•	Corporate Adjusted Operating Revenue from continuing operations increased 9% to $2.7 billion.*
Performance Metrics:	•	Corporate Adjusted EPS from continuing operations rose 15%, to $4.49.*
Long-Term Incentive	•	LTI is comprised of PSUs and RSUs.
Opportunity (LTI)	•	For PSUs, 3-year cumulative total shareholder return (TSR) relative to companies included in the S&P 500 stock index (of which we are a member) provides a broad index for comparison and alignment with shareholder investment choices.
Key Performance Metric:	•	3-year cumulative TSR of 111.4% (the key metric used in calculating awards of PSUs) was more than double that of the S&P 500 Index of 53%.
*	Corporate Adjusted Operating Revenue and Corporate Adjusted EPS for 2015 as reported in this Executive Compensation section are non-GAAP financial measures used by the Company for incentive measurement purposes. Reconciliation of the Company’s non-GAAP financial measures to the corresponding GAAP financial measures can be found under “GAAP/Non-GAAP Measures” on the Investor Relations page of our website at www.equifax.com. For incentive measurement purposes, Corporate Adjusted Operating Revenue and Corporate Adjusted EPS are further adjusted to be stated in constant dollars at our budgeted 2015 foreign exchange rates.

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2015 Compensation Design Changes

Our Compensation Committee believes in the importance of emphasizing long-term shareholder value creation in executive pay through performance-based compensation incentives. In February 2015, the Compensation Committee changed the 2015 LTI mix for the CEO and other NEOs to 66⅔% PSUs and 33⅓% RSUs, from 60%/40% for the CEO and 50%/50% for the other NEOs.

Say-on-Pay Voting Results in 2015

In determining executive compensation, our Compensation Committee considers the results of the most recent annual shareholder advisory vote on executive compensation, or “say-on-pay” vote. In 2015, approximately 88% of the votes cast approved our executive compensation program, which aligned with our expectations based on feedback gathered in our conversations with investors. As we evaluated our compensation practices and talent needs throughout 2015, we were mindful of the support our shareholders expressed for our philosophy of linking compensation to our operating objectives and to the enhancement of shareholder value. The Compensation Committee continued its general approach to executive compensation for 2015. We believe our programs are effectively designed and working well, are in alignment with the interests of our shareholders, and are instrumental in achieving our business strategy. The Compensation Committee will continue to consider shareholder concerns and feedback as part of its ongoing review of the executive compensation program.

Shareholder Outreach and Engagement

In the second half of 2015 and continuing into early 2016, senior management held meetings with institutional investors representing approximately 60% of our outstanding shares, including the top ten largest and many other significant holders of our shares. We discussed a range of compensation and governance topics. The vast majority of the shareholders we engaged with were supportive of our pay practices and comfortable with the approach adopted by our Compensation Committee. Shareholders commented positively on changes that the Compensation Committee made in early 2015 to increase the allocation of LTI components to a 66⅔%/33⅓% mix of PSUs and RSUs, to further emphasize the importance of long term shareholder value creation through performance-based compensation incentives. There was no consistent feedback suggesting changes to our pay program, and substantially all of our shareholders agreed with the Committee’s view that our CEO’s compensation was consistent with his significant contributions to our performance and transformative growth model. The Company will continue to maintain an active dialogue with shareholders and evaluate feedback on issues of importance to our shareholders, including the metrics that drive the CEO’s long-term incentive compensation. In February 2016, the Compensation Committee further changed the LTI mix for the CEO to 70% PSUs and 30% RSUs, continuing its trend of placing greater emphasis on performance-based compensation incentives.

2015 CEO Compensation Overview

Mr. Smith was hired from a senior role at a much larger enterprise than the Company, with the expectation that he would drive the Company at an accelerated pace to a significantly larger scale over time. In order to recruit Mr. Smith in 2005, the Company constructed a starting compensation package that, although high relative to peers, was competitive with his existing package and necessary to attract him from his 22-year former position and future prospects.

The Company has consistently outperformed under Mr. Smith’s leadership and is well-positioned for sustainable, strong growth in the future. Our positive financial results for 2015 were once again greater than the annual increase in Mr. Smith’s total compensation. Since he joined the Company in September 2005 through the end of 2015, our TSR has been 61% higher than the S&P 500 Index. While the Company’s TSR has been remarkable under Mr. Smith’s leadership, Mr. Smith’s total target compensation during that period has been comparatively limited, as reflected in the following table:

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Critical, but less externally visible, improvements in the Company’s scale and operational performance have occurred in the areas of talent management, process improvements, platforms for growth, product diversification, global security, regulatory compliance, dividend growth and capital structure.

Base Salary	•	Unchanged for 2015 and unchanged since 2008. Since 2008, all increases indicated by benchmarking data have been applied to the performance-based component of Mr. Smith’s annual LTI opportunities. Since the Company’s adoption of PSUs in 2012, all increases indicated by benchmarking data have been applied to the PSU component of Mr. Smith’s annual LTI opportunities.
AIP Opportunity	•	Mr. Smith’s target annual incentive opportunity for 2015 was 105% of salary, unchanged from 2014 after a review of CEO market rate benchmarking.
	•	Goals weighted at 65% Corporate Adjusted EPS, 15% Adjusted Operating Revenue and 20% individual performance, unchanged from 2014.
	•	Based on performance results relative to pre-established annual targets and individual performance objectives, Mr. Smith was awarded 200% of his target under the annual incentive plan, $3,045,000 compared to $2,345,184 for 2014.
2015 LTI Opportunity	•	Target LTI award was $6,823,900 in 2015 as compared to $6,149,200 in 2014, reflecting the application of all compensation increases to the PSU component of Mr. Smith’s annual LTI opportunity.
Annual Change in Pension Value	•	The present value of the accumulated benefit of Mr. Smith’s SERP and USRIP declined by $215,700, from $15,562,100 at December 31, 2014 to $15,346,400 at December 31, 2015, due largely to an increase in the discount rate used to calculate the present value of future payments, from 4.35% to 4.99%.

Compensation Best Practices

What We Do	What We Don’t Do

  Strong emphasis on performance-based compensation.

  Meaningful share ownership requirements for senior officers.

  Strong executive compensation clawback policy.

  Anti-hedging and pledging stock policies for officers and directors.

  Capped annual and long-term incentive awards.

  Independent Compensation Committee advised by independent compensation consultant.

  No dividend equivalents paid on unearned performance or restricted share units.

  No re-pricing of underwater stock options.

  No single-trigger change-in-control cash severance benefits.

  No tax gross-ups for perquisites or new change-in-control agreements.

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How We Determine the Total Amount of Compensation

Role of the Compensation Committee, Management and Compensation Consultants in Determining Executive Compensation

For information on how the Compensation Committee works with management and independent compensation consultants in making executive pay decisions, see “Role of the Compensation Committee and Management in Determining Executive Compensation” on page 37 and “Compensation Consultant Services and Independence” on page 38.

Compensation Elements, Background and Key Features

Element	Background	Key Features
Base Salary

•  Provides competitive pay to attract and retain experienced and successful executives and to attract executives from companies larger than ourselves with the requisite experience to create scalable processes necessary to drive significant growth. This philosophy positions us for business expansion without undue cost to the Company.

•  Rewards the required day to day activities and responsibilities of each position as well as individual performance.

•  The CEO’s base salary has not changed since 2008. All 2015 increases in the CEO’s pay opportunity were applied to the PSU component of the LTI program.

•  For other NEOs, base salary is targeted at the average of the size-adjusted median and 65th percentile of general industry survey data (and for the CFO, peer group proxy data), with adjustments as needed to reflect individual performance and responsibilities.

Annual Incentive Plan (AIP)

•  Encourages and rewards valuable contributions to our annual financial and operational performance objectives.

•  Designed to reward high performance and achievement of corporate and individual goals by key employees, including our NEOs.

•  The CEO’s annual cash incentive opportunity has not changed since 2011.

•  For other NEOs, annual cash incentive is targeted at the median of the general industry survey data.

•  Awards are capped at 200% of target value.

Long-Term Incentive (LTI)

•  Retains our executives and drives stock performance for shareholders; rewards stock performance on both an absolute basis and relative to peers.

•  PSUs provide a comprehensive and relevant comparison for our share price performance as an S&P 500 member.

•  RSUs are time-vested and primarily encourage retention and alignment with long-term shareholder interests.

•  All 2015 increases in the CEO’s pay opportunity were applied to the PSU component of the LTI program.

•  For other NEOs, LTI award sizes are targeted to median peer group levels, adjusted to reflect individual performance.

•  Unvested PSUs and RSUs do not earn dividends.

Retirement Benefits	• Provide post-retirement security. Such benefits directly reward continued service and indirectly reward individual performance.	• Retirement benefits include participation in pension and savings plans, deferral plans and a supplemental retirement plan.
Perquisites	• For a discussion of the business objectives for providing perquisites, and the details of perquisites provided, see page 36.
Provision of Change-in-Control Protection	• For a discussion of the business objectives for providing change-in-control protection, and the details of change-in-control protection provided, see pages 37 and 48-53.

Benchmarking Process

We consider market pay practices when setting executive compensation. The Compensation Committee uses benchmarking to guide decision-making with respect to setting competitive executive pay levels. For 2015, the benchmarking process was different for Mr. Smith compared to the other NEOs, for the reasons explained below.

Chief Executive Officer Benchmarking

Pay increases for Mr. Smith have been data-derived and moderate by market standards despite the Company’s significant growth. Market annualized increases from 2006 through 2015 were 1.2% for base salary, 0.5% for target annual bonus percentage, and 7.2% for target long-term equity incentives, resulting in a 5.1% average annual increase in total compensation opportunities for Mr. Smith compared to the Company’s annualized average TSR over that period of 11.9%. In addition, Mr. Smith’s actual compensation payouts have varied considerably from year to year depending on Company performance.

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During Mr. Smith’s tenure, the Compensation Committee has also made his pay opportunities increasingly longer-term and performance-based:

•	Base salary has not increased since 2008; instead, all increases since then indicated by benchmarking data have been applied to the performance-based portion of LTI opportunities. Since the Company’s adoption of PSUs in 2012, all increases indicated by benchmarking data have been applied to the PSU component of Mr. Smith’s annual LTI opportunities.

•	Target annual incentive has increased only five percentage points during Mr. Smith’s ten-year tenure based on market data.

•	Since Mr. Smith joined the Company in 2005 at total compensation levels necessary to attract him from his 22-year career at General Electric Company, the Compensation Committee has adjusted his pay opportunities based on annual changes corresponding to the constant sample general industry market movement for CEOs in the Aon Hewitt Total Compensation Measurement database. As it has in each year since 2012, for 2015 the Committee reflected the pay increase indicated by such market movement in the performance-based component of Mr. Smith’s target LTI opportunity.

•	Mr. Smith’s target LTI opportunity has moved from a 50%/50% mix of time-vested RSUs and stock options in 2011 to a mix of PSUs and RSUs. Since the Company’s adoption of PSUs in 2012, all compensation increases indicated by benchmarking data have been applied to the PSU component of Mr. Smith’s annual LTI opportunities. In addition, the Compensation Committee has steadily increased the ratio of performance-based PSUs to time-vested RSUs to 70% PSUs and 30% RSUs, as shown in the following chart:

The table below shows the correlation between CEO total direct compensation (as reported in the Summary Compensation Table, excluding “change in pension value and nonqualified deferred compensation earnings” and the effect of estimated forfeitures) and the indexed cumulative TSR of our stock over the period 2010-2015:

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Other NEO Benchmarking

For our NEOs, in 2015 we conducted a detailed market review of executive pay to evaluate each element of pay competitiveness, reviewed pay practices and compared performance against market data as described below. This analysis was discussed and reviewed by the Compensation Committee with its compensation consultant. Two primary types of market data were used to compile this analysis:

•	General industry data, focusing on data from those companies which are similar in size to the Company, was drawn from all companies in the Aon Hewitt Total Compensation by Industry database; and, for base salaries and annual incentives, also data from the Towers Watson U.S. General Industry Executive Database.

•	Peer group proxy data, for long-term incentives (and, for the CFO only, for base salary) was drawn from available proxy statements and public reports for the following 13 publicly-held companies:

PEER GROUP
Alliance Data Systems Corp.	Fidelity National Financial, Inc.	Intuit Inc.
Automatic Data Processing Inc.	Fidelity National Information Services, Inc.	Moody’s Corp.
CGI Group Inc.	Fiserv Inc.	Paychex Inc.
DST Systems Inc.	FTI Consulting Inc.	Western Union Co.
Dun & Bradstreet Corp.

The Compensation Committee selected this peer group, after consultation with its compensation consultant, primarily based upon criteria such as companies against which we compete directly or indirectly for capital, executive talent and, in some cases, business. Because there were no publicly-held, stand-alone direct U.S. competitors across all of our businesses at the time of the survey, we focused on similarly complex companies that compete with us in a significant aspect of our business, have similar customers, or are in the business of data and analytics-based business solutions delivered through technology. Industries represented by these companies included information and delivery systems, publishing, specialized finance, information technology consulting services, data processing, outsourced services and application software. The group was unchanged for 2015.

The peer group companies are on average larger than us based on total revenue because we aim to provide sufficient competitive pay to attract and retain experienced and successful executives and to attract executives from larger companies with a track record of creating scalable processes necessary to drive significant growth. This philosophy positions us for business expansion without undue cost to the Company.

Peer Group for PSUs

The above-named peer group companies were deemed appropriate for compensation purposes, but their stock performance does not necessarily vary based on the same economic factors as ours. For that reason, the Committee believes a broader peer group is more appropriate for evaluating TSR performance of PSUs issued under our LTI program. An expanded peer group provides a broader index for comparison and better alignment with shareholder investment choices. Therefore, the Committee uses the companies in the S&P 500 index (of which we are a member) for determining TSR for that purpose.

Use of “Tally Sheets” and Wealth Accumulation Analysis

In 2015, the Compensation Committee’s independent compensation consultant, Meridian Compensation Partners, LLC, prepared for their review “tally sheets” relating to compensation of the NEOs. The tally sheets quantified the total compensation package, the impact of stock price change on the value of existing long-term incentives, the wealth created from prior equity grants and amounts payable upon hypothetical employment change events. The summaries allowed the Committee to assess the cumulative impact of its past compensation decisions. As a result of viewing the tally sheets, the Committee did not deem any changes to be necessary to the structure of the total compensation package or specific NEO compensation.

Other Factors Considered in Setting Pay Opportunities for NEOs other than the CEO

The CEO and the Compensation Committee consider a number of factors in addition to the market data in determining individual pay amounts (base salaries, payout of the individual portion of short-term incentive and yearly equity grants). Such factors include an individual’s general level of performance, demonstrated success in meeting or exceeding business objectives and creating shareholder value, job market conditions, importance to our business, succession planning considerations, salary budget guidelines and the individual’s pay in the context of others at the Company. The application of discretion based on such factors may result in pay opportunities that are different from market as determined above. The Committee has not adopted a policy with regard to the relationship of compensation among the CEO and the other NEOs or other employees and exercises its discretion in determining actual and relative compensation levels. Overall compensation opportunities reflect our executives’ positions, responsibilities and tenure and are generally similar for executives who have comparable levels of responsibility (although actual payouts may differ depending on relative performance).

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Analysis of 2015 Compensation Decisions

2015 Other NEO Compensation

2015 CFO Compensation

Mr. Gamble was hired May 2014 to serve as the Company’s Chief Financial Officer. In this role, Mr. Gamble is responsible for leading the Company’s worldwide finance organization, including controller, treasury, financial planning and analysis, tax planning, accounting and reporting, internal audit, and investor relations functions. Mr. Gamble’s compensation was determined through negotiation and benchmarking of compensation for experienced CFOs.

•	Base Salary. Mr. Gamble’s total salary in 2015 was $609,693. His base salary increased 2% from $600,000 to $612,000 on February 28, 2015 as part of a normal merit increase process.

•	Annual Cash Incentive Opportunity. Mr. Gamble’s target cash incentive opportunity was set the same as others at his executive level (60% of base salary) and was based on his annual base earnings of $609,693.

•	LTI Opportunity. Mr. Gamble’s LTI opportunity for his $1.2 million grant in February 2015 was established with reference to comparative market data.

Other NEO Compensation

•	Base Salary. Our other NEOs received base salary increases on February 28, 2015 as part of a normal merit increase process. Mr. Kelley’s base salary increased 3%, Mr. Adams’ base salary increased 4% and Mr. Ploder’s base salary increased 15% to align closer to market-comparative levels. In addition, as part of realignment of duties on November 1, 2015, Messrs. Adams and Ploder received base salary increases of 5% and 6%, respectively. In light of these increases in November 2015, Messrs. Adams and Ploder are not expected to receive additional increases during 2016.

•	2015 Annual Cash Incentive Opportunities. The target annual cash incentive opportunities for 2015, expressed as a percentage of base salary earned, were unchanged from 2014 for the NEOs.

•	2015 LTI Opportunities. For other NEOs, as in prior years, 2015 long-term incentive opportunities were set in a range of plus or minus 25% around the market data. The CEO took 2014 individual performance and the market data into account in recommending for Compensation Committee approval of the 2015 awards.

2015 Annual Cash Incentive Goals

Annual cash incentive awards are designed to reward the achievement of near-term business goals. In addition to financial metrics, annual incentive awards are based on an assessment of individual leadership qualities and contributions toward the achievement of business and strategic goals. When setting the range of performance goals for Corporate Adjusted EPS and Corporate Adjusted Operating Revenue at the outset of the fiscal year, the Compensation Committee considers our financial results from the prior year and our annual operating budget for the coming year. The Committee also considers the history of attainment of goals in prior years and the views of our shareholders regarding appropriate metrics for incentive goals and the rigor of these goals. The Committee concluded that design of the annual incentive opportunity should not be changed for 2015 as it represents the right balance and mix of objectives to effectively measure short-term performance.

The 2015 corporate financial performance objectives for the NEOs with Company-wide responsibilities (Messrs. Smith, Gamble and Kelley) were based on the Company’s Corporate Adjusted Operating Revenue (used to measure top line business growth) and Corporate Adjusted EPS (used to measure the profitability of that growth). The financial objectives for Messrs. Adams and Ploder, as business unit leaders, were focused primarily on relevant business unit revenue and operating income performance (used to measure unit growth and profitability), as well as Company Corporate Adjusted EPS (to emphasize profitability of the Company as a whole).

Establishment of Corporate-Level Financial Goals

The Compensation Committee established corporate financial goals required to earn a cash incentive award for 2015 in a manner that is designed to, within reasonable limits, encourage achievement that exceeds target goals and penalize underachievement, while recognizing the need to encourage performance throughout the year, even in difficult conditions. In setting our short- and long-term performance targets, we begin with our annual and long-term business plans and consider other factors including: our past variance to targeted performance; economic and industry conditions; and industry sector performance. We set challenging, but realizable, goals, including those that are realizable only as a result of exceptional performance, for the Company and our executives in order to drive the achievement of our short- and long-term objectives.

		Threshold	Target	Maximum
Performance Measure	Weight	(25% payout)	(100% payout)	(200% payout)
Corporate Adjusted EPS(1)	65%	$3.77	$4.21 (11.7% above Threshold)(2)	$4.36 (15.6% above Threshold)(3)
Corporate Adjusted Operating Revenue(1)	15%	$2.359 billion	$2.542 billion (7.75% above Threshold)(2)	$2.632 billion (11.6% above Threshold)(3)
(1)	Corporate Adjusted EPS and Corporate Adjusted Operating Revenue for 2015 as reported in this Executive Compensation section are non-GAAP financial measures used by the Company for incentive measurement purposes. Reconciliation of the Company’s non-GAAP financial measures to the corresponding GAAP financial measures can be found under “GAAP/Non-GAAP Measures” on the Investor Relations page of our website at www.equifax.com. For incentive measurement purposes, Corporate Adjusted EPS and Corporate Adjusted Operating Revenue are further adjusted to be stated in constant dollars at our budgeted 2015 foreign exchange rates.
(2)	Based on our publicly-disclosed strategic goals, long-term financial objectives and performance expectations for 2015.
(3)	Set based on our most challenging “stretch” goals for 2015.

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Pursuant to the terms of the annual incentive plan, awards are subject to the Committee’s authority to reduce awards through the exercise of its negative discretion; an individual award limit of $5 million; and a formula or “cap” designed so that such awards may be deductible by the Company under Section 162(m) of the Internal Revenue Code, as described under “Consideration of Certain Tax Effects” on page 37.

Establishment of Business Unit-Level Financial Goals

The 2015 corporate and business unit objectives for Mr. Adams, a business unit leader, were established as follows:

		Threshold	Target	Maximum
Performance Measure	Weight	(25% payout)	(100% payout)	(200% payout)
Corporate Adjusted EPS	30%	$3.77	$4.21	$4.36
Workforce Solutions Operating Revenue	30%	$490.0 million	$534.0 million	$552.7 million
Workforce Solutions Operating Income	20%	$160.7 million	$188.1 million	$200.5 million

The 2015 corporate and business unit objectives for Mr. Ploder, a business unit leader, were established as follows:

		Threshold	Target	Maximum
Performance Measure	Weight	(25% payout)	(100% payout)	(200% payout)
Corporate Adjusted EPS	30%	$3.77	$4.21	$4.36
USIS Adjusted Operating Revenue(1)	30%	$1.064 billion	$1.127 billion	$1.156 billion
USIS Adjusted Operating Income(2)	20%	$429.6 million	$462.9 million	$486.9 million
(1)	USIS Adjusted Operating Revenue is a non-GAAP measure that excludes restructuring charges and material non-recurring items. Operating revenue (GAAP) for USIS was $1.17 billion in 2015.
(2)	USIS Adjusted Operating Income is a non-GAAP measure that excludes restructuring charges and material non-recurring items. Operating income (GAAP) for USIS was $491.2 million in 2015.

Establishment of Individual Performance Objectives

Individual personal objectives are specific to each executive officer position and may relate to:

•	strategic growth through new product innovation, technology and analytical services, product synergies, acquisitions that provide greater geographic diversity, and expansion of data sources;
•	development of scalable processes, leveraging applications, and managing expenses to ensure expense growth does not exceed revenue growth; and
•	non-financial goals that are important to the Company’s success, including people-related objectives such as talent management, demonstrating leadership through behavior consistent with our values, and any other business priority.

Personal objectives for the NEOs and other Company senior management are set at the start of each fiscal year and approved by the CEO. At the end of the fiscal year, the CEO uses his judgment to evaluate the performance of the other NEOs against their personal objectives, taking into account performance for the just-completed fiscal year versus predefined commitments for the fiscal year; unforeseen financial, operational and strategic issues of the Company; and any other information deemed relevant by the CEO. The Compensation Committee reviews and approves this performance evaluation and evaluates the performance of the CEO in a similar manner, with input from the full Board.

For the 2015 fiscal year, individual performance rating categories and award opportunities for the NEOs were needs improvement (no individual performance award), achieves expectations (award at 100% of Target), exceeds expectations (award at 150% of Target) and distinguished (award at 200% of Target).

The 2015 individual performance ratings are described below for each NEO, all of whom had objectives related to people, including talent management and succession planning; improving operational efficiencies through LEAN programs to reduce costs; disaster recovery planning; customer satisfaction; regulatory compliance; and enterprise risk management. Each NEO also had Company-wide or business unit objectives related to long-term strategic objectives.

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2015 Annual Cash Incentive Awards

In February 2016, the Committee reviewed executives’ performance against the pre-established 2015 performance goals as approved by the Committee. Awards could range from 0% of the executive’s award goal (for performance below the threshold level) to 200% of the individual’s award target (for performance at the maximum level). The target incentives, maximum performance factors and weightings, along with 2015 awards for the NEOs, are set forth in the table below. A description of how 2015 incentive awards were achieved follows the table.

Named Executive Officer	Base Salary ($)	Target Incentive (as Percentage of Salary) (%)	Target Incentive ($)	Maximum Incentive ($)(1)	Performance Factors and Weighting	Achievement (%)	FY2015 Incentive as Percentage of Target (%)	2015 Incentive ($)
R. Smith	1,450,000	105	1,522,500	3,045,000	Corporate Results, 80% Individual Results, 20%	210.0	200.0	3,045,000
J. Gamble	609,693	60	365,816	731,632	Corporate Results, 80% Individual Results, 20%	114.0	190.0	695,050
J. Kelley	522,358	60	313,415	626,830	Corporate Results, 80% Individual Results, 20%	114.0	190.0	595,487
D. Adams	431,638	60	258,983	517,966	Corporate Results, 80% Individual Results, 20%	120.0	200.0	517,966
R. Ploder	462,273	60	277,364	554,728	Corporate Results, 80% Individual Results, 20%	120.0	200.0	554,728
(1)	The maximum incentive for each is 200% of Target.

Determination of Each NEO’s Performance and Annual Cash Incentive

Richard F. Smith, Chairman and CEO

Objectives	Target Level	Actual Results	Actual as a % of Target	2015 Incentive
Corporate Adjusted EPS	$4.21	$4.49	200.0%	$1,979,250
Corporate Adjusted Operating Revenue	$2.54 billion	$2.66 billion	200.0%	$456,750
Individual Objectives	$304,500	Distinguished	200.0%	$609,000

Mr. Smith achieved a rating of “Distinguished” on his individual objectives for 2015. These objectives included:

•	Executing the Company’s strategy of diversifying and deepening product offerings to improve financial performance in all the business units in a highly challenging global business environment, generating the strong financial results previously noted in this CD&A.

•	Leading the Company’s efforts to continue strategically building and rebalancing its capabilities with high value acquisitions, including expanding the Company’s geographic reach into Australia, New Zealand and other markets through the negotiation of the $1.9 billion acquisition of the Veda Group Limited in November 2015.

•	Refining and executing the Company’s long-term Growth Playbook strategy by expanding our role in client business decisions and processes through product innovation and delivering unique value to the customer.

•	Employing advanced analytics and technology to help drive client growth, security, efficiency and profitability.

•	Investing in emerging opportunities and international expansion.

•	Diversifying data sources and products.

•	Maximizing the use of analytics and decisioning technology to differentiate the Company’s product offerings.

•	Implementing measures to control expense growth in line with revenue growth; driving operational efficiencies through LEAN and other continuous business process improvements.

•	Driving a performance-driven culture to deliver sustained long-term business growth; retaining and developing a strong leadership team; and demonstrating exemplary leadership and values.

John Gamble, Corporate Vice President and Chief Financial Officer

Objectives	Target Level	Actual Results	Actual as a % of Target	2015 Incentive
Corporate Adjusted EPS	$4.21	$4.49	200.0%	$475,560
Corporate Adjusted Operating Revenue	$2.54 billion	$2.66 billion	200.0%	$109,745
Individual Objectives	$73,163	Exceeds	150.0%	$109,745

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Mr. Gamble achieved a rating of “Exceeds Expectations” on his individual objectives for 2015. These objectives included:

•	Improving financial analytical capabilities and operational metrics to help management deliver key revenue, customer and product profitability drivers.

•	Driving direct profit improvement from product and customer profitability insights.

•	Developing the 2016 corporate budget and resource realignment efforts consistent with long-term growth objectives.

•	Continuing to enhance global enterprise risk management processes, including directing increased investment to data security, disaster recovery and regulatory compliance capabilities.

•	Supporting key new product innovation (NPI) and enterprise growth initiatives (EGI).

•	Further developing global finance organization capabilities and the implementation of improvements to key financial systems.

•	Effectively managing the Company’s capital structure (including the financing for the $1.9 billion acquisition of Veda Group Limited), credit ratings, access to capital and allocation of capital among internal growth investments, acquisitions, and return of capital to shareholders.

•	Enhancing the communication of the Company’s strategy and growth prospects to the investment community.

•	Develop and rotate finance talent to continue to build a strong talent base.

John J. Kelley III, Corporate Vice President and Chief Legal Officer

Objectives	Target Level	Actual Results	Actual as a % of Target	2015 Incentive
Corporate Adjusted EPS	$4.21	$4.49	200.0%	$407,439
Corporate Adjusted Operating Revenue	$2.54 billion	$2.66 billion	200.0%	$94,024
Individual Objectives	$62,683	Exceeds	150.0%	$94,024

Mr. Kelley achieved a rating of “Exceeds Expectations” on his individual objectives as Chief Legal Officer in 2015. These objectives included:

•	Directing and improving the effectiveness and efficiency of the Company’s global sourcing, legal, security, legislative and regulatory compliance operations.

•	Enhancing the quality of processes to address increasingly complex global litigation, regulatory compliance and government relations issues.

•	Resolving several complex litigation matters and managing regulatory compliance.

•	Providing effective support for mergers, acquisitions and other enterprise initiatives, including the $1.9 billion acquisition of Veda Group Limited.

•	Build development and staffing plans to address current and future talent requirements.

J. Dann Adams, President, Workforce Solutions

Mr. Adams’ 2015 financial and individual objectives are described in the following table.

Objectives	Target Level	Actual Results	Actual as a % of Target	2015 Incentive
Corporate Adjusted EPS	$4.21	$4.49	200.0%	$155,390
Workforce Solutions Operating Revenue	$534 million	$577.7 million	200.0%	$155,390
Workforce Solutions Operating Income	$188.1 million	$218.8 million	200.0%	$103,593
Individual Objectives	$51,797	Distinguished	200.0%	$103,593

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Mr. Adams achieved a rating of “Distinguished” on his individual objectives as President, Workforce Solutions. These objectives included:

•	Protecting the core business while expanding The Work Number (“TWN”) instant employment verification database.

•	Processing a record number of income and employment verifications in support of our enterprise Decision 360 strategy to combine employment, credit and wealth data to help lenders lend with greater confidence while providing access to credit for consumers.

•	Maintaining system reliability and improving customer on-boarding process.

•	Continuing to diversify the business through workforce analytics.

•	Developing unique capabilities and products across a wide spectrum of vertical markets, including government contracts, compliance tools for employers including a nationally recognized human resources compliance management product.

•	Transforming a legacy unemployment claims business into a high value compliance partner, reducing cost to employers and helping the U.S. Department of Labor and state agencies identify and minimize improper payments, deploying the State Industry Data Exchange (“SIDES”) to over 33 states, to streamline unemployment claims processing, reducing employer costs and improper payments; enhancement of CaseBuilder, a software-as-a-service platform for employers to leverage SIDES.

•	Build comprehensive bench strength to ensure Workforce Solutions has talent for future growth.

Rodolfo O. Ploder, President – US Information Services

Objectives	Target Level	Actual Results	Actual as a % of Target	2015 Incentive
Corporate Adjusted EPS	$4.21	$4.49	200.0%	$166,418
USIS Adjusted Operating Revenue	$1.13 billion	$1.19 billion	200.0%	$166,418
USIS Adjusted Operating Income	$462.87 million	$509.62 million	200.0%	$110,945
Individual Objectives	$55,473	Distinguished	200.0%	$110,945

Mr. Ploder achieved a rating of “Distinguished” on his individual objectives as President, US Information Services. His objectives included:

•	Lead the Enterprise sales channel to ensure continued growth and innovation of our core business and the deployment of solutions that leverage our key service/product set.

•	Ensure the successful partnership with Credit Karma.

•	Lead and facilitate increased growth in our mortgage, auto, CMS and other key business verticals.

•	Successful integration of the commercial business with the goal of enhancing the customer experience, increased revenue and expanded margins.

•	Maintaining system reliability and improving the customer on-boarding process.

•	Source and develop key talent through rotation and other assignments.

Long-Term Equity Incentive Compensation

Summary. The NEOs receive annual equity awards that are comprised of a mix of RSUs and PSUs.

•	RSUs have less of a potential dilutive effect to shareholders than an equivalent award of stock options, and provide motivation and retentive value to us through three-year cliff vesting schedules.

•	PSUs, which are valued based on the performance of our stock relative to companies in a broad market index, continue to be an effective tool to motivate NEO performance in the long-term interests of the Company, and are appropriate for senior officers who have overall corporate oversight and responsibility and therefore a greater ability to impact shareholder value than other employees. PSUs have an “at risk” component to incent the achievement of Company performance goals, with the maximum and minimum parameters designed to balance the Committee’s objectives of incenting performance in a way that enhances shareholder value and the retention of valuable executives.

The Committee considers individual performance relative to the prior year and the prior year’s awards in granting RSUs and PSUs. The value of equity grants increases with the level of position, and for the CEO and other NEOs is the largest element of the total compensation package. In determining the value of PSU and RSU awards to executive officers, the Committee (in the case of the CEO’s grant) and the CEO (in the case of recommendations for grants to other NEOs), consider numerous factors, including the benchmarking data described above, individual performance, and the Company’s annual budget for equity awards and intended share run rate (a measure of actual equity-grant activity in relation to the total number of shares outstanding at the Company). Our total equity run rate for 2015 declined to 0.5% from 0.7% in 2014.

PSUs will be earned, if at all, based on the Company’s total shareholder return (TSR) performance relative to the companies in the S&P 500 index (as constituted on the initial grant date, subject to certain adjustments) over a three-year performance

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period. This metric aligns with shareholder interests as higher TSR results in higher returns for shareholders as well as ensuring a correlation between performance and payouts. PSUs do not accrue dividend equivalent units. The average payout results through each of the final four quarters of the performance period will determine the final result. Payouts for the PSUs awarded on February 19, 2015 will be as follows in February 2018, with straight-line interpolation between the threshold and maximum level:

PSU PERFORMANCE/PAYOUT SCALE

Company TSR Percentile	PSU Payout as a % of Target
90th	200%
70th	150%
50th	100%
30th	50%
Below 30th	0%

RSUs represent a promise to issue unrestricted shares of our common stock once applicable service vesting and performance requirements are satisfied. The RSUs issued to NEOs vest on the third anniversary of the grant date. The RSUs do not accrue dividend equivalent units. The value of RSUs varies directly with the market price of our common stock, but since some value is likely to be earned, they are used primarily for retention purposes.

For Section 162(m) purposes so that such compensation may be tax-deductible by the Company, the Compensation Committee made the vesting of all PSUs and RSUs awarded in 2015 subject to certain maximum payout limitations based on the Company’s operating income levels on a cumulative annual basis over the applicable three-year vesting period, as described under “Consideration of Certain Tax Effects” on page 37.

Determination of 2015 Long-Term Incentive Grant Values. The Compensation Committee determined long-term incentive grant values by establishing a dollar value within the appropriate range for each NEO other than the CEO and then converting this dollar value to a number of PSUs and RSUs based on a stock price of $92.98 at February 19, 2015, using pre-arranged proportions for each. The CEO’s mix was not pre-determined and the final mix of 66⅔% PSUs 33⅛% RSUs resulted from applying the full indicated pay increase to PSUs. The mix was also 66⅔% PSUs and 33⅛% RSUs for the other NEOs. By using this approach, the number of RSUs varies from year to year based on the stock price, even if the award value at grant stays consistent from year to year. The increased weight for PSUs for all NEOs is intended to further align risk and reward with shareholder return by increasing the performance-based component of their total compensation package.

2015 Long-Term Incentive Awards. The Committee approved equity awards to the NEOs on February 19, 2015. The following table details the target grant value used by the Compensation Committee to determine the number of PSUs and RSUs. Actual grant date values, computed in accordance with applicable accounting standards, are disclosed in the “2015 Grants of Plan-Based Awards” table on page 43. The actual value of equity awards that may be realized by the NEOs will depend on their continued service and our future stock price performance.

FEBRUARY 2015 TARGET GRANT VALUE FOR EQUITY AWARDS

Name	Target Grant Value ($)	Target Number of PSUs Granted	Number of RSUs Granted
R. Smith	6,823,900	48,928	24,464
J. Gamble	1,200,000	8,605	4,302
J. Kelley	1,000,000	7,171	3,585
D. Adams	825,000	5,916	2,957
R. Ploder	775,000	5,557	2,779

2013-2015 PSU Awards

In February 2016, the Compensation Committee approved the vesting and payment of the FY2013-FY2015 PSUs at 174.9% of their target award level. The Committee’s determination was based on the Company’s achievement of total shareholder return relative to companies in the S&P 500 index (as constituted on the initial grant date, subject to certain adjustments) over the three-year performance period ended December 31, 2015. The average payout results through each of the final four quarters of the performance period determined the final result, as shown in the “Outstanding Equity Awards at 2015 Fiscal Year-End” table on page 45. The FY2013-FY2015 PSU awards were granted to our NEOs (other than Mr. Gamble, who was not then an executive officer of the Company) in February 2013.

Equity Award Grant Practices

We have a written policy on equity grants designed to formalize our equity grant practices and ensure that equity awards will be made on specified dates. The Compensation Committee reviews and approves annual equity-based awards to senior executives who are reporting officers under Section 16 of the Exchange Act in the first calendar quarter of each year (around the time of their annual performance reviews). In accordance with our policy and shareholder-approved 2008 Omnibus Incentive Plan, the Committee has delegated specific authority to the CEO to approve grants to non-executive officers and other eligible employees, typically in the fall of each year following their annual talent review cycle. We may make equity awards at other times during the year for new hires or other reasons, such as a job promotion or as a result of an acquisition.

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We generally schedule Board and Committee meetings at least a year in advance and, as noted above, make annual equity awards to our NEOs at around the same time every year. We do not time our equity awards to take advantage of the release of earnings or other major announcements by us or market conditions.

Retirement and Other Benefits

Our NEOs receive retirement and other benefits that are intended to be part of a competitive package necessary to attract and retain executive talent. Consistent with this objective, the longer an employee remains with the Company, the larger the benefit that is earned under the SERP described below. Service credit was frozen as of December 31, 2008, and pay was frozen as of December 31, 2012, under the U.S. Retirement Income Plan, or USRIP, for non-retirement eligible employees including Messrs. Smith, Adams and Mr. Ploder. Messrs. Gamble and Kelley were hired after the date on which the USRIP was closed to new hires and thus have no benefit under the USRIP (see “Defined Benefit Pension Plan” on page 44 and “Retirement Plan” on page 46). We provide our NEOs with benefits available to other eligible U.S. salaried employees. These benefits include medical, dental, life and disability insurance. In addition, we maintain a qualified retirement savings plan (the “401(k) Plan”) that includes a discretionary Company match of the employee’s pre-tax and after-tax contributions.

For NEOs and other eligible participants, we also maintain a nonqualified supplemental retirement plan, or SERP, for competitive reasons to provide enhanced retirement benefits above what is allowed under the Code through qualified retirement plans, as well as to attract and retain key leadership and to enable orderly and timely succession. The SERP provides a maximum annual lifetime retirement benefit of 50% of base salary and bonus, based on years of credited service and reduced by benefits from the defined benefit pension plan. A more complete description of the USRIP in effect as of December 31, 2015 and the SERP is provided under “Additional Discussion of Material Items in Summary Compensation and Grants of Plan-Based Awards Tables” on page 43 and “Pension Benefits at 2015 Fiscal Year-End” on page 46.

Mr. Adams received a monthly living allowance of $11,903 from January through the end of October, in addition to his base salary, in connection with his relocation from Atlanta to St. Louis in 2010 to serve as President, Workforce Solutions business unit. The payment of these relocation expenses mitigates personal loss and distraction when we ask our executives to move with their families to a new location for the purpose of leading and promoting the continued success of the Company and/or our business units. These benefits appear in the “All Other Compensation” column in the Summary Compensation Table on page 41.

The NEOs and certain other executives are eligible to participate in Company tax-deferred compensation plans. These plans allow the participants to defer cash compensation and gains otherwise recognized upon the vesting of RSUs. The purpose of these plans is to give eligible employees the opportunity to defer compensation on a pre-tax basis in addition to what is allowed under our 401(k) Plan, in order to enhance their retirement savings without additional Company contributions. The deferral plans are offered to eligible employees as part of a competitive compensation program, and are described in more detail after the “Non-Qualified Deferred Compensation” table on page 47. Amounts deferred under the plan are allocated to the plan investment options chosen by the executive and are adjusted daily for any gains or losses.

Perquisites

Perquisites do not reward any particular performance, but meet certain business objectives, which is why we choose to provide them. Perquisites for our executives have the following objectives:

•	maximizing the value of Company-provided compensation through provision of an annual financial planning allowance;

•	ensuring executives’ continued health and ability to render services to the Company through an annual physical program and, for the CEO, monitoring of home security;

•	avoiding the executives having personal liability incidents interfere with work responsibilities by providing personal liability insurance;

•	providing monthly relocation living allowances under certain circumstances, as approved by the Compensation Committee, where the executive is expected to return after a relocation assignment;

•	providing life insurance coverage to the CEO above the level provided to all eligible employees to attract and retain CEO-level employees; and

•	for the CEO, facilitating the Company’s business interests and the CEO’s role as a Company representative in the community and business entertainment functions through reimbursement of club dues and event tickets.

The NEOs are eligible to receive financial planning and tax services in an annual amount of up to $50,000 for the CEO, and $10,000 for other NEOs ($12,500 in their first year for newly hired executives); comprehensive medical examinations (up to $2,200 annually for diagnostic health care services not otherwise covered by our medical plan); executive life insurance coverage of $10 million for the CEO and $3 million for Mr. Ploder; personal excess liability insurance ($10 million for the CEO and $5 million for the other NEOs); two club memberships for the CEO used primarily for business purposes; and home security system monitoring expenses for the CEO. The attributed costs of perquisites are included in the “All Other Compensation” column of the Summary Compensation Table on page 41 and Note 8 thereto. Since 2011, we no longer provide tax reimbursement on the value of the applicable perquisite.

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Employment Contract and Change in Control Severance Agreements

We entered into an employment contract with Mr. Smith upon his hiring in 2005 but such agreements are not used with respect to the other executive officers, who are employed on an “at will” basis. The material provisions of Mr. Smith’s agreement are discussed following the “2015 Grants of Plan-Based Awards” table on page 43 and the “Potential Payments upon Termination or Change in Control” tables beginning on page 48.

We have entered into change in control agreements with our other NEOs, which are more fully described under “Potential Payments upon Termination or Change in Control.” The objective of having such agreements is to allow the participating officers to focus on their duties during the process of an acquisition by ensuring they receive benefits in the event of a change in control of the Company. The agreements are designed to reward executives for remaining employed when their prospects for continued employment following the transaction may be uncertain. We choose to provide such protection to safeguard shareholder value in the event the transaction is not consummated, and maximize the value of the Company by increasing the possibility of retaining an intact management team. The agreements are not intended to replace or affect other compensation elements.

Consideration of Certain Tax Effects

The Company’s tax deduction for compensation paid to each of the NEOs who are subject to the compensation limits of Section 162(m) of the Internal Revenue Code is capped at $1 million. Section 162(m) provides an exemption from the $1 million cap for compensation qualifying as “performance-based.” We intend for our annual incentive and long-term incentive programs for NEOs to qualify for that exemption, though the portion of the CEO’s base salary that exceeds $1 million is not deductible under Section 162(m). The Compensation Committee reserves the right to provide compensation that does not qualify under Section 162(m).

For Section 162(m) purposes, the 2015 annual incentives for NEOs were capped at 1.5% of 2015 operating income ($10.4 million) for the CEO and 0.5% of 2015 operating income ($3.5 million) for each other NEO, and the Compensation Committee made the vesting of all PSUs and RSUs awarded in 2014 subject to the same cap based on the Company’s operating income levels on a cumulative annual basis over the applicable three-year vesting period.

If the payments to an NEO on account of his or her termination as a result of a change in control exceed certain amounts, we may not be eligible to deduct certain of the payments for federal income tax purposes. In addition, the officer could be subject to a 20% excise tax on such payments. This excise tax is in addition to the executive’s normal income and payroll taxes. To offset the effect of the excise tax, we will make “gross-up” payments to NEOs who became eligible for the program before 2011, as reimbursement for the excise tax. In this way, the executive retains the same amount he or she would have retained had the excise tax not been imposed. As a result, however, the Company is unable to deduct a large portion of the payments. We provide these payments because, by allowing executives to recognize the full intended economic benefits of their change-in-control agreement, it ensures that such payments meet the original goals of the program. Nevertheless, we have eliminated this excise tax gross-up feature for participants entering the program after 2010 (including Messrs. Gamble and Kelley).

We generally have designed our compensation programs for NEOs to comply with Code Section 409A on the payment of deferred compensation so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.

Compensation Design Process

Role of the Compensation Committee and Management in Determining Executive Compensation. The Compensation Committee reviews and makes decisions about executive policies and plans, including the amount of base salary, cash bonus and long-term incentive awarded to our named executive officers. Our Chairman and CEO and other executives may assist the Committee from time to time in its evaluation of compensation elements or program design or by providing mathematical calculations, historical information, year-over-year comparisons and clarification regarding job duties and performance. The Compensation Committee also considers recommendations from its compensation consultant and competitive data and makes decisions, as it deems appropriate, on executive compensation based on its assessment of individual performance and achievement of goals both by the individual and the Company.

The CEO’s performance is reviewed by the Compensation Committee with input from the other non-employee members of the Board. The CEO annually reviews the performance of each other executive officer who reports to him, including the named executive officers listed in the Summary Compensation Table on page 41. The conclusions reached and recommendations made based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee for approval. Members of management play various additional roles in this process:

•	The CEO makes recommendations to the Compensation Committee regarding executive salary merit increases and compensation packages for the executive officers (other than himself) based on his evaluation of the performance of the executives who report to him against their goals established in the first quarter of each year.

•	The Chief Human Resources Officer and her staff provide the Compensation Committee with details of the operation of our various compensation plans, including the design of performance measures for our annual incentive plan and the design of our equity incentive program.

•	The Chief Financial Officer provides information and analysis relevant to the process of establishing performance targets for our annual cash incentive plan as well as any other performance-based awards and presents information regarding the attainment of corporate financial goals for the preceding year.

•	The Corporate Secretary attends meetings of the Compensation Committee to provide input on legal issues, respond to questions about corporate governance and assist in the preparation of minutes.

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The Compensation Committee considers these recommendations and exercises discretion in modifying any recommended adjustments or awards to executives based on considerations it deems appropriate. Although members of our management team participate in the executive compensation process, the Compensation Committee also meets regularly in executive session without any members of the management team present. The Compensation Committee makes the final determination of the executive compensation package provided to each of our named executive officers.

Compensation Consultant Services and Independence. The Compensation Committee has the authority to engage independent advisors to assist it in fulfilling its responsibilities. The Committee has retained Meridian Compensation Partners LLC (“Meridian”), a national executive compensation consulting firm, to provide advice with respect to compensation for our NEOs and other officers. Meridian performs services solely on behalf of the Committee and does not provide any other services to us. Management of the Company had no role in selecting the Committee’s compensation consultant and had no separate relationship with Meridian. The Committee has assessed the independence of Meridian pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Meridian from independently representing the Committee.

Meridian performed the following services for the Committee in 2015: reviewed market benchmarking data and prepared market data for the CEO position; updated tally sheets; assessed incentive risk and proxy disclosure; reviewed regulatory and governance guidance; and pay-for-performance updates. Meridian assisted the Committee in determining appropriate levels of compensation for the CEO and other executive officers. The firm attended all Committee meetings upon invitation and participated in executive sessions without management present.

Management of Compensation-Related Risk

In establishing and reviewing the Company’s executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. The Committee reviewed our material compensation programs and noted numerous ways in which risk is effectively managed or mitigated. This evaluation for 2015, which was conducted with the assistance of management and the Committee’s outside compensation consultant, covered a wide range of practices and policies. All plans were deemed to have substantial risk mitigators which, in the most material incentive plans, include a balanced mix of fixed and variable pay and short-term and long-term incentives; use of multiple performance measures including corporate, business unit and individual performance weightings in incentive plans; a portfolio of long-term equity incentives including time-based and performance-based measures; caps, discretion in payment, oversight by non-plan participants, significant stock ownership guidelines, pre-approval requirements for executive stock transactions; and the existence of policies prohibiting Company stock hedging and pledging and requiring executive incentive compensation recoupment in specified circumstances.

The Compensation Committee has also reviewed the Company’s overall enterprise risks and how compensation programs for employees generally impacted individual behavior that could exacerbate these enterprise risks. Board and management processes are in place to oversee risk associated with global compensation programs and practices, including, but not limited to, regular business reviews; alignment of compensation plan goals with our annual and long-term strategic goals and performance expectations; review of enterprise risk management by the Board as part of the annual strategy and budget reviews; and other appropriate internal controls. The Committee concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

Stock Ownership Requirements

The Compensation Committee recognizes the critical role that executive stock ownership has in aligning the interests of management with those of shareholders. As such, we maintain a formal stock ownership policy, under which the CEO and other senior executives are required to acquire and hold Equifax common stock in an amount representing a multiple of base salary within five years of assuming their respective positions. Until the designated multiple of base salary is reached, executives are required to retain in stock 100% of the after-tax net proceeds associated with stock option exercises and/or PSU and RSU distributions. A reduction in ownership to one half of these requirements is allowed for executives age 60 or older who are eligible for retirement.

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The following table sets forth the stock ownership requirements and current holdings for the CEO and other NEOs as of December 31, 2015:

Hedging and Pledging Policies

Under our Insider Trading Policy, we prohibit hedging the economic risk of ownership of our common stock through short sales or the purchase or sale of options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Company stock, by our directors, NEOs and other executives. We also prohibit our directors, officers and employees from holding our stock in a margin account or pledging our stock as collateral for a loan.

Policy on Clawback of Incentive Compensation

In February 2010, the Compensation Committee adopted an incentive compensation “clawback” policy effective for incentive compensation awarded for fiscal years beginning after December 31, 2009. Under this policy, in the event of a material misstatement of the financial results, the Committee will review the facts and circumstances that led to the requirement for the restatement and will take actions it deems necessary and appropriate. The Committee will consider whether any executive officer received incentive compensation based on the original financial statements that would not have been received based on the restatement.

The Compensation Committee will also consider the accountability of any employee (including the NEOs) whose acts or omissions were responsible in whole or in part for the events that led to the restatement, and whether such acts or omissions constituted intentional misconduct. The actions the Committee could elect to take against a particular employee, depending on all the facts and circumstances as determined during its review, include requiring repayment of the difference between the incentive compensation paid and the amount that would have been paid based on the restated financial results. In the case of any employee (including an NEO) whose acts or omissions constituted intentional misconduct, the Committee may seek recoupment of all or part of any bonus or other incentive compensation paid to the employee that was based upon achievement of financial results that were subsequently restated; enforce disciplinary actions, up to and including termination; and/or pursue other remedies.

Under the terms of award agreements issued under our 2008 Omnibus Incentive Plan, employees, including the NEOs, who violate our non-compete, non-solicitation and non-disclosure policies or who engage in certain other activities detrimental to the Company may be subject to financial consequences, including cancellation of their outstanding equity awards or recovery by the Company of all gains from exercised stock options and vested restricted stock units received during the period beginning six months prior to the date of the violation. In addition, with respect to any award made for fiscal years beginning after December 31, 2009, these recovery means are also applicable to the incentive equity awards of any employee who is terminated for cause, as determined in the sole discretion of the Committee. These clawback policies are in addition to any policies or recovery rights provided under applicable law.

Beginning in 2013, the Compensation Committee required, as a condition to the grant of new equity awards to executive officers and certain other key employees, that the recipient agree to certain restrictive covenants benefiting the Company including confidentiality, non-competition, non-solicitation and assignment of inventions. The CEO’s equity award agreements continued to be subject to the non-compete provision set forth in his existing employment agreement, which continues for a one-year period following termination of his employment.

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Actions Taken with Respect to 2016 Compensation

The Compensation Committee has taken certain actions with respect to 2016 executive compensation. In February 2016, Mr. Gamble received a 3.92% ($24,000) merit increase to his base salary, effective February 20, 2016. Mr. Kelley also received a merit increase in the form of a lump sum payment in the amount of 4% of his base salary ($21,012), which was paid on March 4, 2016. Messrs. Adams and Ploder’s base salaries were increased in November 2015 in connection with their Business Unit Leader rotation, and therefore they did not receive merit increases in early 2016. For the CEO, the Compensation Committee determined that any pay increase suggested by market movement should instead increase the performance-based portion of the long-term incentive program (i.e., the PSU grants discussed below).

The Committee also established corporate financial performance goals for the annual incentive opportunity for 2016 in a manner similar to the process followed in 2015. Long-term incentive opportunities granted on February 19, 2016 include a split of 70% PSUs and 30% RSUs of the target grant date value for the CEO (compared to 66⅔% 33⅓% in 2015), and 66⅔%/33⅓% for the other NEOs (unchanged compared to 2015), shown as follows:

2016 LONG-TERM INCENTIVE AWARDS

Name	PSUs	RSUs
R. Smith	53,295	22,546
J. Gamble	8,591	4,295
J. Kelley	6,609	3,303
D. Adams	5,419	2,709
R. Ploder	5,419	2,709

The PSUs granted in February 2016 will be earned, if at all, based on the Company’s TSR performance relative to the companies in the S&P 500 (as constituted on the initial grant date, subject to certain adjustments) over a three-year performance period. The average of the payout results through each of the final four quarters of the performance period will determine the final result. Subject to final certification of results and approval by the Compensation Committee, our PSU payouts in February 2019 will be calculated as follows (with straight-line interpolation between the threshold and maximum level):

PSU PERFORMANCE/PAYOUT SCALE

Company TSR Percentile	PSU Payout as a
Relative to S&P 500(1)	% of Target
90th	200%
70th	150%
50th	100%
30th	50%
Below 30th	0%
(1)	The PSU design was changed in April 2013 with respect to future PSU awards, to cap the payout of such awards at “target” in the event Company TSR performance is negative over the applicable three-year performance period, even if the Company’s TSR, on a comparative basis, exceeds the median of the S&P 500.

The Compensation Committee will continue to monitor our executive compensation program to ensure that it is consistent with the Company’s objectives, provides appropriate incentives to management, and remains competitive with other companies in the industries in which we operate or with which we compete for executive talent.

Compensation Committee Interlocks and Insider Participation

Ms. Marshall and Messrs. Daleo, Driver, Humann and Templeton were the members of the Compensation Committee during 2015. None of these directors is or has been an executive officer of the Company, or had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or a member of the Compensation Committee during 2015.

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Summary Compensation Table

The following table presents information regarding compensation of the named executive officers (the “NEOs”) for services rendered during 2015, 2014, and 2013. The table includes values for contingent compensation such as unvested or unpaid stock awards and unexercised stock options. The executives may never realize the value of certain items included in the column headed “Total,” or the amounts realized may differ materially from those listed in the table.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)(7)		All Other Compensation ($)(8)	Total ($)
Richard F. Smith Chairman and Chief Executive Officer	2015	1,450,000	0	8,315,508	0	3,045,000	0	(9)	112,203	12,922,711
	2014	1,450,000	0	6,159,236	0	2,345,184	3,815,200		110,055	13,879,675
	2013	1,450,000	0	6,142,197	0	2,118,635	699,000		105,726	10,515,558
John W. Gamble, Jr.(1) Corporate Vice President and Chief Financial Officer	2015	609,693	0	1,462,409	0	695,050	266,700		19,792	3,053,644
	2014	353,077	0	5,983,154	0	482,526	96,400		163,945	7,079,102
	2013	–	–	–	–	–	–		–	–
John J. Kelley III Corporate Vice President and Chief Legal Officer	2015	522,358	0	1,218,695	0	595,487	240,500		20,626	2,597,666
	2014	527,850	0	994,166	0	456,173	420,700		21,384	2,420,273
	2013	498,231	0	2,229,215	0	386,095	119,500		15,363	3,248,404
J. Dann Adams President, Personal Solutions	2015	431,638	0	1,005,358	0	517,966	405,300		137,635	2,497,897
	2014	435,845	0	720,900	0	457,272	985,500		159,756	2,759,273
	2013	429,618	0	739,841	0	439,396	321,800		163,341	2,093,996
Rodolfo O. Ploder(1) President, Workforce Solutions	2015	462,273	0	944,479	0	554,726	93,800		24,831	2,080,109
	2014	–	–	–	–	–	–		–	–
	2013	–	–	–	–	–	–		–	–

(1)	Mr. Gamble joined the Company in May 2014 and was not an NEO for 2013. Mr. Ploder was an executive officer, but not an NEO, for 2013 or 2014.
(2)	Salary represents base salary paid to each of the NEOs for each year shown. Amounts shown are not reduced to reflect the individuals’ election, if any, to defer receipt of salary under the Executive Deferred Compensation Plan.
(3)	The entire annual incentive bonus is included under the “Non-Equity Incentive Plan Compensation” column because it was subject to performance-based condition (cap) based on the Company’s operating income for the applicable year for purposes of Code Section 162(m), as described under “Consideration of Certain Tax Effects” on page 37. Amounts shown are not reduced to reflect the individual’s election, if any, to defer receipt of awards under the Executive Deferred Compensation Plan.
(4)	For each NEO, the amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 without regard to estimated forfeitures related to service-based vesting conditions. Stock awards in 2015, 2014 and 2013 included time-vested restricted stock units (RSUs) and performance share units (PSUs). For the 2015 PSU awards, the value at the grant date is determined under the Monte Carlo valuation model consistent with the estimated full cost to be recognized over the three-year performance period based on the probable outcome of the performance conditions. The calculations reflect an accounting value for the 2015 PSU grants of $125.18 per share, which was 1.3463% of our closing stock price of $92.98 on the grant date. Assumptions used in the calculation of the amounts in this column are described in Note 9 to our audited consolidated financial statements for the fiscal year ended December 31, 2015, in our 2015 Form 10-K. For the grant date fair value of only those awards granted to the NEOs in 2015, see the “2015 Grants of Plan-Based Awards” table on page 43. The value of the 2015 RSU and PSU awards, assuming the highest level of performance under the PSU awards would be achieved (200% of the target), based on the closing price of the Common Stock on the respective grant dates ($92.98 for all grants) are as follows: Mr. Smith, $14,440,265; Mr. Gamble, $2,539,574; Mr. Kelley, $2,116,353; Mr. Adams $1,745,916; and Mr. Ploder $1,640,098. The NEOs may never realize any value from the PSUs, and to the extent they do, the amounts realized may have no correlation to the amounts reported above.
(5)	Represents annual incentive bonuses paid under the Annual Incentive Plan for services performed in 2015, 2014, and 2013, respectively. Amounts shown are not reduced to reflect the NEO’s election, if any, to defer receipt of awards under the Executive Deferred Compensation Plan.
(6)	Amounts in this column reflect the aggregate increase (or decrease), if any, of accumulated pension benefit accruals for the officers under the Company’s U.S. Retirement Income Plan (“USRIP”) and the Supplemental Retirement Plan for Executives (“SERP”) in the applicable fiscal year. The amounts shown for Messrs. Kelley and Gamble reflect the fact that they do not participate in the USRIP. There are no above market or preferential earnings on compensation deferred on a basis that is not tax-qualified, including such earnings on non-qualified contribution plans. The pension accrual amounts represent the difference in present value liability (measured at the respective fiscal year-end dates shown in the table) based on the assumptions shown in the text following the “Pension Benefits at 2015 Fiscal Year-End” table on page 46. Year-over-year changes in pension value generally are driven in large part by changes in actuarial pension assumptions as well as increases in service, age and compensation. The pension value for 2015 also reflects the positive impact of changes in the actuarial mortality tables. The fluctuations in pension value resulting from the change in discount rates or mortality table assumptions did not result in any increase or decrease in the benefits payable to participants under the SERP and the USRIP.
(7)	Reflects the actuarially-determined increase at December 31 of the applicable year in the present value of the NEO’s accumulated benefits under the USRIP and the SERP, at the earliest unreduced retirement age, determined using interest rate, mortality and other assumptions consistent with those used in the Company’s financial statements and includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested. Above-market or preferential earnings are not available under our two nonqualified deferred compensation plans, the Executive Deferred Compensation Plan and the Director and Executive Stock Deferral Plan. See “Pension Benefits at 2015 Fiscal Year-End” on page 46 for more information on pension benefits.

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(8)	The “All Other Compensation” column for 2015 includes the following:

Name	Perquisites and Personal Benefits(a) ($)	Tax Reimbursements(b) ($)	Company Contributions to Defined Contribution Plans(c) ($)	Insurance Premiums(d) ($)	Total ($)
R. Smith	56,199	–	7,950	48,054	112,203
J. Gamble	11,187	–	7,950	655	19,792
J. Kelley	12,021	–	7,950	655	20,626
D. Adams	129,030	–	7,950	655	137,635
R. Ploder	3,776	–	7,950	13,105	24,831

(a)	In accordance with SEC rules, disclosure of perquisites and other personal benefits is omitted if the aggregate amount of such compensation to an NEO is less than $10,000 for the given year. If the total amount exceeds $10,000, each perquisite must be identified by type, and if the amount of a perquisite exceeds the greater of $25,000 or 10% of total perquisites, its value must be disclosed. The amounts in this column are based on the aggregate incremental cost to the Company, if any, with respect to tax and financial planning services, annual medical examinations, monitoring of home security systems, club dues and event tickets, none of which exceeded $25,000 as a category for any NEO except for Mr. Smith, whose total includes $50,000 for tax and financial planning services; Mr. Adams, a living allowance of $11,903 a month for ten months (total of $119,030) in connection with his service as President, Workforce Solutions in St. Louis, Missouri.
(b)	The Company does not provide tax reimbursements on the value of future perquisites and personal benefits received by the NEOs other than those provided to other employees. The Company’s standard policy for employees is to provide a tax gross up for relocation assistance, other than with respect to $10,000 for a miscellaneous lump sum payment for relocation expenses.
(c)	For 2015, the Company matched 50% of the first 6% of compensation (subject to the government limit on compensation of $265,000 in 2015) contributed on a pre-tax or after-tax basis to the tax-qualified profit sharing and 401(k) Plan. See “401(k) Plan” and “Defined Benefit Pension Plan” on page 44.
(d)	Represents insurance premiums paid for NEO personal excess liability insurance and imputed income related to Company-paid life insurance for Mr. Smith.

(9)	Mr. Smith’s actuarial-determined decrease of accumulated pension benefit accruals under the USRIP and the SERP was $215,700 in fiscal 2015.

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2015 Grants of Plan-Based Awards

Set forth below is information regarding awards provided to the NEOs in 2015. The non-equity incentive awards were made under the Annual Incentive Plan (“AIP”) which is part of our shareholder-approved amended and restated 2008 Omnibus Incentive Plan (the “2008 Omnibus Incentive Plan”). The equity awards were also made under the 2008 Omnibus Incentive Plan.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units(3) (#)	Underlying Options(4) (#)	Option Awards ($/Sh)	Option Awards(5) ($)
R. Smith
2015 AIP	2/19/15	609,000	1,522,500	3,045,000
2015 PSUs	2/19/15				24,464	48,928	97,856				6,124,757
2015 RSUs	2/19/15							24,464			2,190,751
J. Gamble
2015 AIP	2/19/15	146,326	365,816	731,632
2015 PSUs	2/19/15				4,303	8,605	17,210				1,077,165
2015 RSUs	2/19/15							4,302			385,244
J. Kelley
2015 AIP	2/19/15	125,366	313,415	626,830
2015 PSUs	2/19/15				3,586	7,171	14,342				897,658
2015 RSUs	2/19/15							3,585			321,037
D. Adams
2015 AIP	2/19/15	103,593	258,983	517,966
2015 PSUs	2/19/15				2,958	5,916	11,832				740,559
2015 RSUs	2/19/15							2,957			264,799
R. Ploder
2015 AIP	2/19/15	110,945	277,364	554,728
2015 PSUs	2/19/15				2,779	5,557	11,114				695,620
2015 RSUs	2/19/15							2,779			248,859
(1)	The amounts shown represent the range of possible dollar payouts that could have been earned under the Annual Incentive Plan, or AIP, for 2015. Actual AIP payments for 2015 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The amount in the “Threshold” column assumes the Company achieved the minimum performance level required for the granting of AIP awards, and that the NEO was rated “Achieves Expectations” for the individual performance portion of the award (100% of threshold), resulting in an award equal to 40% of his award target.
(2)	Represents grants to each NEO during 2015 of performance units under our 2008 Omnibus Incentive Plan. PSUs are earned, if at all, based on our TSR performance after a three-year period relative to the TSR after the same period for the companies in the S&P 500 as of the grant date. No dividend equivalents are paid on PSU awards during the performance period. Information regarding performance targets, vesting and additional PSU award details are set forth under the heading “Long-Term Equity Incentive Compensation” on page 34.
(3)	Represents the number of RSUs granted to each NEO during 2015. The RSUs will vest, subject to continued employment, on the third anniversary of the grant date. No dividend equivalents are paid on RSU awards during the vesting period. Additional information regarding RSUs is set forth under the heading “Long-Term Equity Incentive Compensation” on page 34.
(4)	No stock options were granted to the NEOs in 2015.
(5)	Represents full grant date fair value of stock awards granted to each NEO in 2015 computed in accordance with FASB ASC Topic 718, excluding the estimated effect of forfeitures. The grant date fair value for each of the RSU awards represents the closing stock price on the grant date less a discount for dividends not received. The grant date fair value for each of the PSU awards is estimated using a Monte-Carlo simulation model. For our performance unit awards, a range of 0% to 200% of the original award can be achieved under the program. A discussion of the assumptions used in calculating the award values may be found in Note 9 to the notes to our audited consolidated financial statements in our 2015 Form 10-K.

Additional Discussion of Material Items in Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described under “Compensation Discussion and Analysis” beginning on page 23. A summary of certain material terms of our compensation plans and arrangements is set forth below.

2015 Annual Incentive Plan. Annual incentive opportunities awarded to our NEOs are earned based on Company performance against one-year operating objectives and individual performance metrics. The actual amount of annual incentive earned by each executive officer in 2015 pursuant to the individual performance portion is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. Annual incentive plan thresholds, targets and maximums are identified for each NEO in the Estimated Future Payouts under the “Non-Equity Incentive Plan Awards” column of the “2015 Grants of Plan-Based Awards” table above. Additional information regarding the design of the annual incentive plan is included in the Compensation Discussion and Analysis section.

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401(k) Plan. We sponsor a tax-qualified 401(k) Plan in which eligible salaried employees may participate, either a basic plan or an enhanced plan put into place following the 2008 freeze of certain benefits payable to non-grandfathered employees under the USRIP as summarized below. In 2015, depending on eligibility, we matched either 50% of the first 6% of pay, or 100% of 4% of pay an employee contributed on a pre-tax or after-tax basis to the plan (subject to the government limit on compensation, or $265,000 in 2015) (the “basic plan”). Participants other than the NEOs also receive a direct Company contribution (the “enhanced plan”), under which Equifax may make a contribution of between 1.5% and 4% of pay based on years of service, even if employees do not choose to make a 401(k) plan contribution, and also may provide a 100% match on employee 401(k) Plan contributions up to 4% of pay compared to a 50% match on the first 6% of employees’ contributions in the previous 401(k) Plan.

Defined Benefit Pension Plan. We maintain a retirement program for active U.S. employees, the U.S. Retirement Income Plan, or USRIP. The USRIP has been frozen for U.S. employees who did not meet certain grandfathering criteria (i.e., those employees who were not retirement-eligible on the freeze date, which includes all of the NEOs), and provide these employees and certain other employees not eligible to participate in the USRIP with an enhanced 401(k) Plan described above. The pension plan amendments freeze service credit as of December 31, 2008, and salary increases as of December 31, 2012. The NEOs participate in a Supplemental Retirement Benefit Plan described below and do not participate in the enhanced 401(k) Plan. The changes did not affect our U.S. retirees, former employees with vested benefits or employees who were eligible to retire prior to January 1, 2009 (the “grandfathered group”). Members of the grandfathered group who were still employed on December 31, 2014 had their pension benefits fully frozen on this date.

Executive Life and Supplemental Retirement Benefit Plan. The Executive Life and Supplemental Retirement Plan provides executive life insurance benefits, which may also include capital accumulation benefits. The plan’s grantor trust is used to ensure that the insurance premiums due under this plan are paid in case we fail to make scheduled payments following a change in control, as defined in the trust agreement. The plan was amended and restated effective July 2002 to provide that executive officers will receive only life insurance benefits and no retirement benefits under the plan, in order to make permanent our suspension of premium payments after July 30, 2002 in compliance with Sarbanes-Oxley Act prohibitions against company loans to their executive officers.

For executive officers, the amount that the Company paid for the current life insurance benefit (or imputed loan interest amounts on grandfathered premiums paid prior to the effective date of the Sarbanes-Oxley Act) is included in the Summary Compensation Table on page 41 under the heading “All Other Compensation.”

Employment Contract with Mr. Smith

We have an employment agreement with a single executive, Mr. Smith, for retention purposes. His amended employment agreement as Chairman and CEO is automatically extended for additional one-year periods unless either party gives the other party notice of nonrenewal at least 12 months prior to the end of the applicable term. Mr. Smith’s annual base salary of $1.45 million is subject to annual performance-based review and upward adjustment, and he is eligible for an annual target incentive bonus of 105% of his annual base salary, depending on the achievement of performance criteria established by the Compensation Committee. Mr. Smith was credited with five years of service under the SERP when he joined the Company in August 2005, which made him vested in his SERP benefit upon date of hire as described under “Pension Benefits at 2015 Fiscal Year-End” on page 46. The employment agreement also includes general severance protections described below.

Under Mr. Smith’s agreement, in the event of his separation from service as defined under Code Section 409A other than for Cause or voluntary termination without Good Reason, or a Change in Control of the Company followed by Mr. Smith’s termination by the Company other than for Cause, Disability or death, or his voluntary termination for Good Reason (as such terms are defined in the agreement), he will receive, among other payments previously disclosed, (i) a cash payment for accrued annual bonus equal to the highest annual bonus earned under the Company’s executive bonus plan with respect to the three calendar years immediately preceding the date of termination, prorated for the number of days in the current fiscal year through the date of termination; and (ii) a severance payment equal to his highest annual bonus earned under the executive bonus plan with respect to the three calendar years immediately preceding the year of termination. In a change in control event, Mr. Smith would receive three times (i) the amounts described in the previous sentence and (ii) his highest base salary over the preceding 12 months. If Mr. Smith is terminated for Cause or he voluntarily terminates employment during the employment period without Good Reason, his employment agreement terminates without further obligations to Mr. Smith, other than for the payment of accrued obligations (including prorated base salary, accrued pay in lieu of unused vacation, and any vested compensation previously deferred by him, but excluding the pro rata bonus), and the payment or provision of other benefits required which he is eligible to receive under any plan, program policy or practice of the Company to the extent available or provided to other senior executives serving on the senior leadership team of the Company.

Mr. Smith’s amended employment agreement also provides for a six-month delay in payment of termination compensation in the event that he is a “specified employee” under Section 409A at the time of his termination, and restricts the timing for payment of any tax gross-up amounts that may become due under the arrangement.

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Outstanding Equity Awards

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END (AS OF DECEMBER 31, 2015)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(1)
R. Smith
	190,000	0	0	33.60	4/30/2020
	240,000	0	0	37.53	4/29/2021
						48,326	(2)	5,382,067
						35,686	(2)	3,974,350
						24,464	(2)	2,724,556
						63,827	(7)	7,108,413
									107,152	(8)	11,933,518
									97,856	(9)	10,898,223
J. Gamble	0	0	0	–	–
						9,368	(3)	1,043,314
						70,616	(3)	7,864,504
						4,302	(3)	479,114
									18,736	(8)	2,086,628
									17,210	(9)	1,916,678
J. Kelley	0	0	0	–	–
						22,000	(4)	2,450,140
						9,829	(4)	1,094,656
						7,258	(4)	808,323
						3,585	(4)	399,261
						9,829	(7)	1,094,656
									14,516	(8)	1,616,647
									14,342	(9)	1,597,269
D. Adams	0	0	0	–	–
						6,782	(5)	755,311
						5,263	(5)	586,140
						2,957	(5)	329,321
						6,782	(7)	755,311
									10,526	(8)	1,172,281
									11,832	(9)	1,317,730
R. Ploder	0	0	0	–	–	7,617	(6)	848,305
						5,625	(6)	626,456
						2,779	(6)	309,497
						7,617	(7)	848,305
									11,250	(8)	1,252,913
									11,114	(9)	1,237,766
(1)	Based on the closing price of Equifax common stock ($111.37) on December 31, 2015.
(2)	RSUs vest on February 8, 2016 (48,326), February 21, 2017 (35,686) and February 19, 2018 (24,464).
(3)	RSUs vest on May 21, 2017 (9,368 and 70,616) and February 19, 2018 (4,302).
(4)	RSUs vest on January 2, 2016 (22,000), February 8, 2016 (9,829), February 21, 2017 (7,258) and February 19, 2018 (3,585).
(5)	RSUs vest on February 8, 2016 (6,782), February 21, 2017 (5,263) and February 19, 2018 (2,957).
(6)	RSUs vest on February 8, 2016 (7,617), February 21, 2017 (5,625) and February 19, 2018 (2,779).
(7)	PSUs granted during 2013 that were earned based on Equifax’s performance for the three-year performance period ended December 31, 2015; the PSUs did not vest until performance was approved by the Compensation Committee in February 2016 and therefore were unvested as of December 31, 2015.
(8)	Maximum (200% of target) of PSUs granted during 2014 that may be earned based on Equifax’s performance, as determined by the Compensation Committee, following the completion of the three-year performance period ending December 31, 2016.
(9)	Maximum (200% of target) of PSUs granted during 2015 that may be earned based on Equifax’s performance, as determined by the Compensation Committee, following the completion of the three-year performance period ending December 31, 2017.

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Stock Option Exercises and Vesting of Stock Units

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2015

	Option Awards		Stock Awards
	Number of Shares	Value	Number of RSU	Value of RSUs	Number of PSU	Value of PSUs
	Acquired on	Realized On	Shares Acquired	Realized on	Shares Acquired	Realized on
	Exercise	Exercise	on Vesting	Vesting	on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)	(#)	($)(3)
R. Smith	175,000	10,623,250	70,239	6,003,327	132,493	12,321,819
J. Gamble	0	0	0	0	0	0
J. Kelley	0	0	0	0	0	0
D. Adams	0	0	7,714	659,316	12,624	1,174,028
R. Ploder	0	0	9,000	769,230	13,322	1,369,751
(1)	The value realized upon stock option exercises during 2015 was calculated based on the difference between the market price of Equifax common stock at the time of exercise and the exercise price of the option.
(2)	The value realized for RSUs was determined by multiplying the number of units that vested during 2015 by the market price of Equifax common stock on the respective vesting date.
(3)	The value realized for PSUs was determined by multiplying the number of units that vested (target award times the payout percentage earned of 163.65%) by the market price of Equifax common stock on February 18, 2015 ($93.00).

Retirement Plans

The following table shows the present value at December 31, 2015 of accumulated benefits payable to each of our NEOs at the earliest unreduced retirement age (age 60 or current age for executives over the age of 60), including the number of years of service credited to each NEO, under the U.S. Retirement Income Plan, or USRIP, and the Supplemental Retirement Plan for Executives of Equifax Inc., or SERP. Age 60 is the earliest age at which a participant can begin receiving an unreduced early retirement benefit under the SERP. No pre-retirement mortality was assumed. Messrs. Smith, Adams and Ploder are currently eligible for retirement under the USRIP and the SERP.

Pension Benefits at 2015 Fiscal Year-End

		Number of Years		Present Value of	Payments During
		Credited Service		Accumulated Benefit(3)	Last Fiscal Year(s)
Name	Plan Name	(#)		($)	($)
R. Smith	USRIP	3		96,700	0
	SERP	15	(1)	15,249,700	0
J. Gamble	USRIP	N/A	(2)	N/A	0
	SERP	2		363,100	0
J. Kelley	USRIP	N/A	(2)	N/A	0
	SERP	3		661,200	0
D. Adams	USRIP	10		354,800	0
	SERP	17		3,556,300	0
R. Ploder	USRIP	5		153,400	0
	SERP	12		2,315,500	0
(1)	In September 2005, in order to compensate Mr. Smith for certain retirement benefits he forfeited upon leaving his previous employer, the Company credited five years of service to his SERP Account.
(2)	Messrs. Kelley and Gamble are not participants in the USRIP.
(3)	These values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements and, include amounts which the executive may not currently be entitled to receive because such amounts are not vested.

Retirement Plan. The USRIP is our tax-qualified retirement plan available to all active salaried U.S. employees after they have attained age 21 and completed one year of service. The USRIP was amended in 2009, 2012 and 2014 as described under “Retirement and Other Benefits” on page 36 and “401(k) Plan” and “Defined Benefit Pension Plan” on page 44. The USRIP provides benefits equal to 1% of “average earnings” times years of service plus 0.35% of average total earnings in excess of “covered compensation” multiplied by years of service (but not exceeding 36 years).

•	“Average earnings” is based on the highest paid 36 consecutive months of employment. Earnings considered are base salary plus annual incentives, up to a maximum of either 125% of base salary or base salary plus 75% of other earnings, whichever is greater. As a tax-qualified retirement plan, earnings are limited under Internal Revenue Service requirements. The limit on earnings for 2015 was $265,000.

•	“Covered compensation” is the average of Social Security taxable wage bases during the 35 years ending with the calendar year in which the participant attains Social Security retirement age.

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The normal retirement age under the USRIP is age 65. However, a participant can retire early once he or she reaches age 55 if he or she has five years of service under the plan or if he or she reaches age 50 and his or her age plus service equals at least 75. The benefit would be reduced to reflect the early commencement of the benefit.

The normal form of retirement benefit is a single life annuity providing monthly payments during the participant’s lifetime. Optional forms of benefit include a 10-year certain and life annuity and joint and survivor annuities. The 10-year certain and life benefit provides monthly payments for the participant’s lifetime with a minimum of 120 payments. If the participant dies prior to receiving all guaranteed payments, the remaining payments are made to his or her beneficiary. The joint and survivor annuities provide monthly payments during the participant’s lifetime with monthly payments to the surviving spouse after the participant’s death equal to 25%, 33%, 50%, 67%, 75%, or 100% (depending on the option selected) of the amount paid during the participant’s lifetime. The amount that the participant receives as an optional form of payment will be different from the normal form of payment, but in each instance that optional form of payment is the actuarial equivalent of the normal form (i.e., each form is of equal value based on actuarial assumptions used to convert the normal form of payment to the optional form).

Supplemental Retirement Plan. The Supplemental Retirement Plan, or SERP, covers the NEOs and other senior executive officers designated by the Compensation Committee. The plan provides benefits that supplement the USRIP benefits. The SERP provides an annual benefit equal to 2.5% of “average annual earnings” times years of service as a senior executive officer (up to 10 years), plus 1.67% of average annual earnings multiplied by years of service as a senior executive officer in excess of 10 years (up to 20 years). “Average annual earnings” for this purpose means the highest paid 36 consecutive months of employment and includes base salary and annual incentives. For service as a senior executive officer in excess of 20 years or in a position other than as a senior executive officer, a participant receives a “restoration benefit” using a formula similar to that of the USRIP, without the IRS limits on compensation. In general, only actual years of service with the Company are credited for purposes of determining the SERP benefit. Effective January 1, 2011, the Company prospectively eliminated additional years of SERP service credit for new employment or other agreements. In November 2015, the Company closed the SERP to new participants.

The benefit under the SERP is reduced by the benefit payable under the USRIP and is paid without regard to the limitations under Code Sections 401(a) and 415. However, the maximum aggregate benefit from both the SERP and the USRIP cannot exceed 50% of the executive’s average total earnings.

The normal retirement age under the SERP is age 65. However, participants can retire early once they reach age 55 if they have five years of service under the plan. The benefit would be reduced to reflect the early commencement of the benefit.

The benefit for senior executive officer service is unreduced at age 60, with reductions from age 60 for those who retire prior to age 60. The “restoration benefit” is reduced from normal retirement age to the participant’s early retirement age in the same manner as the USRIP. The normal form of benefit and optional forms of benefit are the same as those in the USRIP.

Non-Qualified Deferred Compensation

The following table sets forth information regarding the NEOs’ participation in our non-qualified deferred compensation plans in 2015. All of the balances relate to executives’ own deferred amounts. Cash deferrals are invested in investment funds available to the general public. Stock deferrals are deferred as stock equivalent units with earnings and losses solely attributable to changes in our stock price. We do not make any additional contributions to such plans.

	Non-Qualified Deferred Compensation for 2015 Fiscal Year
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY(1)	in Last FY	in Last FY(2)	Distributions	at Last FYE(3)
Name	($)	($)	($)	($)	($)
R. Smith	0	0	0	0	0
J. Gamble	0	0	0	0	0
J. Kelley	0	0	0	0	0
D. Adams	45,727	0	(1,423)	0	2,805,771
Deferred Stock Units	164,872	0	1,140,856	0	4,198,207
R. Ploder	0	0	0	0	0
Deferred Stock Units	0	0	149,720	(300,876)	334,110
(1)	These amounts include salary contributions made by NEOs to the Executive Deferred Compensation Plan and the Director and Executive Stock Deferral Plan. Accordingly, cash deferral amounts are included in the amounts reported in the “Salary” column in the Summary Compensation Table.
(2)	Aggregate earnings in the last fiscal year are not reflected in the Summary Compensation Table because earnings were neither preferential nor above-market. These amounts include earnings (losses), dividends and interest provided on current contributions and existing balances, including the change in value of the underlying investment options in which the NEO is deemed to be invested. These amounts are not reported in the Summary Compensation Table as compensation.
(3)	These amounts represent each NEO’s aggregate balance in the Executive Deferred Compensation Plan and the Director and Executive Stock Deferral Plan as of December 31, 2015. The numbers also include the contributions made by each NEO to the Executive Deferred Compensation Plan, which are also reported in the “Salary” column of the Summary Compensation Table. The Summary Compensation Table includes $45,727 for 2015 for Mr. Adams for executive contributions.

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We maintain two deferred compensation plans that allow for certain management employees to defer the receipt of compensation (such as salary, incentive compensation and/or stock from vested shares) until a later date based on the terms of the plans. The benefits under our deferred compensation plans are guaranteed by the assets of a grantor trust which, through our funding, makes investments in certain mutual funds. The purpose of this trust is to ensure the distribution of benefits by participants of the deferred compensation plans in case of a change in control, as defined in the trust agreement. However, all benefits under the plan are non-funded obligations of the Company and are subject to the claims of creditors.

Director and Executive Stock Deferral Plan. This plan permits the directors, NEOs and other eligible employees to defer taxes upon the vesting of RSUs. Participants may defer 25%, 50%, 75%, or 100% of the portion of the grant that is vesting. Stock deferrals track the performance of our common stock, without credit for dividends. The participant receives the right to a number of shares of deferred stock equal to any gain in the value of our common stock. In general, amounts deferred under the plan are not paid until the participant retires. However, participants may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director or executive officer, referred to as a scheduled withdrawal. Amounts deferred are paid in our common stock, either in a lump sum or in annual installments over a period of up to 15 years for retirement distributions, or up to five years for a scheduled withdrawal. The Company makes no contributions to this plan but pays all administrative costs and expenses.

Executive Deferred Compensation Plan. This nonqualified plan is a tax deferred compensation program for a limited number of executives, including NEOs, and provides a tax favorable vehicle for deferring annual compensation, including base salary and annual incentive. Under the plan, an executive may defer up to 75% of his or her base salary and up to 100% of any incentive payment. Amounts deferred are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among several publicly-available investment funds. The plan does not offer any above-market or preferential rates of return to the NEOs. Amounts deferred are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement or termination distributions, or up to five years for a scheduled withdrawal. The Company makes no contributions to this plan but pays all administrative costs and expenses.

Potential Payments Upon Termination Or Change In Control

The following tables summarize the value of potential payments and benefits that our NEOs would receive if they had terminated employment on December 31, 2015 under the circumstances shown. The tables exclude amounts that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for 2015, and vested account balances in our 401(k) Plan that are generally available to all of our active U.S. salaried employees. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

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R. SMITH

						Termination
				Termination		by us without
				by us		cause or by
				without		the NEO with
				cause or		good reason
	Voluntary	Termination		by the NEO		following a
	termination	by us for		with good		change in
	by the NEO	cause		reason		control		Retirement		Disability		Death
Payment or benefit	($)	($)		($)		($)		($)(20)		($)		($)
Severance payments	0	0	(1)	5,164,231	(2)	17,461,661	(3)	0		0		0
Pension/supplemental retirement plan(4)	15,346,400	15,346,400		15,346,400		15,346,400		15,346,400		15,346,400		8,658,500	(5)
Executive compensation deferral program(6)	0	0		0		0		0		0		0
Life insurance benefits	0	0		0		0	(7)	0		0		10,000,000	(8)
Disability benefits	0	0		0		7,517	(9)	0		806,900	(10)	0
Healthcare benefits	0	0		26,686	(11)	62,128	(12)	83,500	(18)	188,700	(13)	2,700	(14)
Perquisites and other personal benefits	0	0		0		50,000	(15)	0		0		0
Tax gross-up	0	0		0		14,538,284	(16)	0		0		0
Market value of stock options vesting on termination	0	0		0		0		0		0		0
Market value of restricted stock vesting on termination	0	0		0		30,605,256	(17)	0		30,605,256	(17)	30,605,256	(17)
TOTAL	15,346,400	15,346,400		19,038,984		78,071,246		15,429,900		46,947,256		49,266,456

J. GAMBLE

						Termination
				Termination		by us without
				by us		cause or by
				without		the NEO with
				cause or		good reason
	Voluntary	Termination		by the NEO		following a
	termination	by us for		with good		change in
	by the NEO	cause		reason		control		Retirement		Disability		Death
Payment or benefit	($)	($)		($)		($)		($)		($)		($)
Severance payments	0	0	(1)	70,615	(2)	4,747,692	(3)	0		0		0
Pension/supplemental retirement plan(4)	0	0		0		363,100		0		0		0	(5)
Executive compensation deferral program(6)	0	0		0		0		0		0		0
Life insurance benefits	0	0		0		4,320	(7)	0		0		1,250,000	(8)
Disability benefits	0	0		0		7,517	(9)	0		991,100	(10)	0
Healthcare benefits	0	0		0		62,128	(12)	0	(18)	114,800	(13)	3,700	(14)
Perquisites and other personal benefits	0	0		0		10,000	(15)	0		0		0
Tax gross-up	0	0		0		0	(16)	0		0		0
Market value of stock options vesting on termination	0	0		0		0		0		0		0
Market value of restricted stock vesting on termination	0	0		0		11,388,585	(17)	0		11,388,585	(17)	11,388,585	(17)
TOTAL	0	0		70,615		16,583,342		0		12,494,485		12,642,285

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J. KELLEY

						Termination
						by us without
						cause or by
				Termination		the NEO with
				by us without		good reason
	Voluntary	Termination		cause or by		following a
	termination	by us for		the NEO with		change in
	by the NEO	cause		good reason		control		Retirement		Disability		Death
Payment or benefit	($)	($)		($)		($)		($)		($)		($)
Severance payments	0	0	(1)	80,815	(2)	4,594,776	(3)	0		0		0
Pension/supplemental retirement plan(4)	661,200	661,200		661,200		661,200		661,200		661,200		382,200	(5)
Executive compensation deferral program(6)	0	0		0		0		0		0		0
Life insurance benefits	0	0		0		4,320	(7)	0		0		250,000	(8)
Disability benefits	0	0		0		7,517	(9)	0		871,600	(10)	0
Healthcare benefits	0	0		0		62,128	(12)	0	(18)	120,400	(13)	2,700	(14)
Perquisites and other
personal benefits	0	0		0		10,000	(15)	0		0		0
Tax gross-up	0	0		0		0	(16)	0		0		0
Market value of stock options vesting on termination	0	0		0		0		0		0		0
Market value of restricted stock vesting on termination	0	0		0		7,453,994	(17)	0		7,453,994	(17)	7,453,994	(17)
TOTAL	661,200	661,200		742,015		12,793,935		661,200		9,107,194		8,088,894

D. ADAMS

						Termination
						by us without
						cause or by
				Termination		the NEO with
				by us without		good reason
	Voluntary	Termination		cause or by		following a
	termination	by us for		the NEO with		change in
	by the NEO	cause		good reason		control		Retirement		Disability		Death
Payment or benefit	($)	($)		($)		($)		($)		($)		($)
Severance payments	0	0	(1)	315,000	(2)	3,687,016	(3)	0		0		0
Pension/supplemental retirement plan(4)	3,911,100	3,911,100		3,911,100		3,911,100		3,911,100		3,911,100		2,082,100	(5)
Executive compensation deferral program(6)	7,003,978	7,003,978		7,003,978		7,003,978		7,003,978		7,003,978		7,003,978
Life insurance benefits	0	0		0		4,320	(7)	0		0		250,000	(8)
Disability benefits	0	0		0		7,517	(9)	0		665,700	(10)
Healthcare benefits	0	0		0		66,940	(12)	78,700	(18)	190,800	(13)	2,500	(14)
Perquisites and other
personal benefits	0	0		0		10,000	(15)	0		0		0
Tax gross-up	0	0		0		2,155,917	(16)	0		0		0
Market value of stock options vesting on termination	0	0		0		0		0		0		0
Market value of restricted stock vesting on termination	0	0		0		3,671,098	(17)	0		3,671,098	(17)	3,671,098	(17)
TOTAL	10,915,078	10,915,078		11,230,078		20,517,886		10,993,778		15,442,676		13,009,676

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R. PLODER

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	0	(1)	250,000	(2)	3,009,720	(3)	0		0		0
Pension/supplemental retirement plan(4)	2,468,900	2,468,900		2,468,900		2,468,900		2,468,900		2,468,900		1,362,400	(5)
Executive compensation deferral program(6)	334,100	334,100		334,100		334,100		334,100		334,100		334,100
Life insurance benefits	0	0		0		0	(7)	0		0		3,409,000	(8)
Disability benefits	0	0		0		7,517	(9)	0		871,600	(10)	0
Healthcare benefits	0	0		0		63,398	(12)	81,000	(18)	181,500	(13)	3,200	(14)
Perquisites and other personal benefits	0	0		0		10,000	(15)	0		0		0
Tax gross-up	0	0		0		1,792,895	(16)	0		0		0
Market value of stock options vesting on termination	0	0		0		0		0		0		0
Market value of restricted stock vesting on termination	0	0		0		3,877,903	(17)	0		3,877,903	(17)	3,877,903	(17)
TOTAL	2,803,010	2,803,010		3,053,010		11,564,443		2,884,010		7,734,013		8,986,613

(1)	The broad-based Equifax Inc. Severance Plan as described on page 52 does not pay a benefit for termination for cause by the Company.
(2)	For Mr. Smith, reflects a lump sum severance payment under the broad-based Equifax Inc. Severance Plan, and under his employment agreement, equal to the product of 12 and one-twelfth of the sum of his annual base salary and the highest annual bonus earned by him under the Company’s annual incentive plan over the three calendar year period preceding the year in which the date of termination occurs. For all other NEOs, reflects the amount payable under the broad-based Equifax Inc. Severance Plan.
(3)	Reflects the value of lump sum severance payment and additional retirement benefit pursuant to an employment agreement for Mr. Smith or a Tier I Change in Control Agreement for all other NEOs.
(4)	Reflects pension benefits as described under the “Pension Benefits at 2015 Fiscal Year-End” table on page 46, including commencement at the earliest age for unreduced retirement (age 60 or current age of executives over 60), and determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements under FASB ASC 715 for the Supplemental Retirement Plan for Executives of Equifax Inc.
(5)	Reflects the present value of the death benefit payable to a surviving spouse at the executive’s earliest retirement age (age 55 or current age, if older).
(6)	Reflects amounts previously earned but deferred by the NEO, as described in the “Non-Qualified Deferred Compensation” table on page 47.
(7)	Reflects the sum of 36 months of premiums under the Company’s broad-based basic life and accidental death and dismemberment insurance program. Messrs. Smith and Ploder are ineligible for the broad-based basic life program because of their coverage in the executive life program.
(8)	For Messrs. Smith and Ploder (and for Mr. Ploder, includes one-times base salary of supplemental life coverage), reflects the executive life insurance death benefit payable assuming the executive’s death occurred on December 31, 2015. Mr. Adams elected to waive his coverage under the executive life insurance program in the fourth quarter 2011. Messrs. Gamble and Kelley were hired after the date on which the executive life program was closed to new entrants. Messrs. Gamble, Kelley and Adams have one-times annual base salary (limited to $250,000) of basic life insurance coverage. In addition, Mr. Gamble has two-times base annual salary supplemental life coverage limited to $1,000,000. The Company also maintains a travel and accidental death insurance policy for most employees, including executive officers that would provide an additional $1 million benefit payable to the executive’s estate if executive’s death occurred during Company-related travel.
(9)	Reflects the value (without discounting) of the executive’s disability benefit premiums as of December 31, 2015, determined (a) based on our current costs of providing such benefits and assuming such costs do not increase during the benefit continuation period, and (b) assuming we pay such costs throughout the benefit continuation period in the same manner as we currently pay such costs.
(10)	Reflects the present value of the executive’s disability income benefits as of December 31, 2015 determined (a) assuming full disability at December 31, 2015 and continuing until age 65 for those under age 60, for 60 months for those between ages 60 and 65, and to age 70 for those over age 65, (b) assuming mortality according to the RP-2015 disabled retiree mortality table with fully generational projections using scale MP-2015 published by the Society of Actuaries, and (c) applying a discount rate of 4.49% per annum.
(11)	Pursuant to Mr. Smith’s employment agreement, this amount reflects the present value of 18 months of family consumer driven health plan (CDHP) health, dental and vision coverage using our COBRA premium rate (and the same inflation assumptions described in footnote 12 below), discounted at an interest rate of 4.49%.
(12)	Reflects the present value of group health and dental benefits and a 401(k) Plan employer match equivalent for three years assuming the executive’s employment had been terminated on December 31, 2015, determined (a) assuming continuation coverage in our group health and dental plans, (b) based on current COBRA coverage rates for 2016 and assuming 7.0% annual inflation in cost of medical coverage for the ensuing three years, (c) assuming the executive pays premiums for such coverage throughout the benefit continuation period in the same manner as if he were an active employee, and (d) applying a discount rate of 4.49% per annum. Includes a 401(k) Plan employer match equivalent of $24,300, calculated as a lump sum value (undiscounted) of 3% of pay (limited to government compensation limit) over the ensuing three years.

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(13)	Reflects the actuarial present value of the employer cost of providing continuation medical coverage assuming disablement at December 31, 2015, with coverage until the earlier of 36 months and age 65, determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements under FASB ASC 715.
(14)	Reflects the actuarial present value of the employer cost of providing surviving spouse continuation medical coverage for a period of 12 months from the employee’s date of death, or, if earlier, employee’s age 65, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements under FASB ASC 715.
(15)	Reflects the estimated cost to us of continuing financial planning and tax services for one year.
(16)	The Company will provide the eligible executives with a gross-up payment for federal and state income taxes and federal excise taxes imposed on any “excess parachute payment.” The Company eliminated tax gross-ups for anyone hired after 2010. Thus, Messrs. Gamble’s and Kelley’s gross-up is reflected as $0.
(17)	Pursuant to our 2008 Omnibus Incentive Plan and previous stock benefit plans, executive would become immediately vested in all outstanding RSUs and PSUs upon a death, disability or a change of control. The amount reported represents (a) the value of unvested RSUs at the closing market price of the Company’s common stock ($111.37) on December 31, 2015, as reported on the NYSE and, the value of the unvested PSUs, with respect to a change of control, if at least one calendar year of performance during the performance period of PSU has been completed prior to the change of control, based on the Company’s relative cumulative TSR positioning at December 31, 2015 and otherwise the target payout level (100%), and with respect to all other events, based on the target payout level (100%).
(18)	Reflects the actuarial present value of the employer cost of providing continuation medical coverage assuming retirement at December 31, 2015 based on the assumptions for year-end disclosure under FASB ASC 715. Messrs. Gamble and Kelley were hired after the date on which the Company ceased providing a retiree medical premium subsidy.

Payments Made Upon Termination

Regardless of the manner in which an NEO’s employment terminates, the executive is entitled to receive amounts earned during the executive’s term of employment. These amounts include:

•	annual incentive compensation earned during the fiscal year for certain termination causes which include retirement, job elimination or death;

•	vested shares awarded under the 2008 Omnibus Incentive Plan or previous stock benefit plans;

•	amounts contributed under the 401(k) Plan and executive compensation deferral programs; and

•	accrued vacation pay and amounts accrued and vested under the USRIP and the SERP.

Equifax Inc. Severance Plan

Under this plan, our full-time U.S. salaried employees are eligible for a severance benefit in the event their employment is terminated because of the elimination of their position, unless they were offered replacement employment as defined in the plan; their office is relocated to a place requiring a commute more than 35 miles longer than their prior commute; or they are terminated due to inability or failure to meet job expectations, provided the employee signs a general release of claims. The amount of the severance benefit is determined based on the employee’s length of service and base salary. In general, for job elimination or relocation, an eligible exempt employee is entitled to receive four weeks of severance for any portion of their first year of service plus two weeks for each year of completed service, up to 52 weeks. Termination for inability or failure to meet job expectations of eligible exempt employees entitles the employee to four weeks of severance for less than five years of service, eight weeks of severance for at least five but less than 10 years of service, and 12 weeks of severance for 10 or more years of service.

Payments Made Upon Retirement

In the event of the retirement of a NEO, in addition to the items identified above, the executive will:

•	continue to vest in all outstanding stock options and retain such options for the lesser of five years or the remainder of the outstanding 10-year term;

•	continue to vest in any performance-based stock grant upon completion of such performance milestones;

•	have access to retiree medical benefits for life (assuming the plan is not terminated and the executive is eligible and pays applicable premiums), including benefits for his dependents, as applicable, pursuant to the terms of the Company’s retiree medical plan; and

•	receive reimbursement by the Company for up to $10,000 ($12,500 in their first year for newly hired executives) of financial planning and tax services incurred in the subsequent year ($50,000 for the CEO).

In addition, the CEO and Mr. Ploder will continue to receive executive life insurance benefits.

Payments Made Upon Death or Disability

In the event of the death or disability of a NEO, in addition to the benefits listed under the previous two headings, the executive will receive benefits under our disability plan or payments under our group life insurance plan and executive life insurance plan, as appropriate.

Payments Made Upon a Change in Control

The Compensation Committee in October 2008 approved Tier I change in control agreements (the “CIC Agreements”) with the NEOs (other than Mr. Smith, who has a change in control provision in his employment agreement as described above).

The CIC Agreements provide that each executive will be an at-will employee of the Company entitled to receive certain payments and benefits in the event of an employment termination after a change in control of the Company.

The CIC Agreements provide that if an executive’s employment is terminated within three years following a change in control (other than termination by the Company for cause or by reason of death or disability), or if the executive terminates his or her employment in certain circumstances defined in the agreement which constitute “good reason,” the NEO will receive:

•	a cash payment for accrued annual bonus equal to the highest annual bonus earned under the Company’s executive bonus plan with respect to the three calendar years immediately preceding the date of termination, prorated for the number of days in the current fiscal year through the date of termination;

•	a severance payment equal to his highest annual bonus earned under the executive bonus plan with respect to the three calendar years immediately preceding the year of termination (times a multiple of three in a change in control event);

•	a lump sum severance payment, in addition to the benefits accrued under the USRIP or the SERP (collectively, the “Retirement Plan”), in an amount actuarially equivalent to the executive’s benefits under the USRIP with the following adjustments: (a) executive will be treated as if 100% vested under the Retirement Plan regardless of actual years of credited service; (b) executive will

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be credited with up to five additional years of service with respect to any SERP, in an amount equal to what the executive would have earned if executive had remained a Company employee until age 62; (c) executive’s final average earnings will be determined using the highest monthly rate of base salary in effect during the 12 months preceding the executive’s termination plus the executive’s highest annual bonus paid to him or paid but deferred with respect to the three calendar years prior to the executive’s termination (regardless of any earnings limitations under the defined benefit retirement plan or governmental regulations applicable to such plan); and (d) the monthly retirement benefit so calculated shall be reduced by an amount equal to the monthly retirement benefit payable to executive under the Retirement Plan;

•	continuation of executive’s group health, dental, vision, life, disability and similar coverages for three years;

•	upon satisfaction of requirements for coverage prior to the three-year benefit continuation period, the Company’s retiree medical coverage program for life; and

•	participation in the 401(k) Plan for a three-year period, assuming the executive had made maximum contributions (if the Company cannot contribute these additional amounts because of the terms of the 401(k) Plan or applicable law, the Company will pay the executive a lump sum payment equal to the additional amounts the Company would have been required to contribute).

Generally, pursuant to the CIC Agreements, a change in control is deemed to occur:

•	upon an accumulation by any person, entity or group of 20% or more of the combined voting power of our voting stock;

•	a business combination resulting in the shareholders immediately prior to the combination owning less than two-thirds of the common stock and combined voting power of the new company;

•	a sale or disposition of all or substantially all of our assets; or

•	a complete liquidation or dissolution of the Company.

“Good reason” under the CIC Agreements means (i) a reduction in the executive’s base salary or material diminution of annual bonus opportunity, or failure to continue in effect benefits under the Company’s retirement compensation or other benefit plans; (ii) a requirement that the executive be based at a location more than 35 miles from his or her principal work location prior to the change of control; or (iii) assignment of duties inconsistent with his or her position prior to the change of control, or a substantial change in the nature of executive’s responsibilities. “Cause” generally means the executive has (a) willfully failed to substantially perform his or her duties to us (other than resulting from physical incapacity or mental illness) or (b) willfully engaged in misconduct that is materially injurious to the Company.

Under the CIC Agreements for Messrs. Adams and Ploder, benefits payable under their respective CIC Agreement and other Company compensation or benefit plans are not reduced to satisfy the limits of Code Section 280G, or similar state or local tax imposed on such payments. As a result, any payments Mr. Adams or Mr. Ploder receives will be increased, if necessary, so that after taking into account all taxes he would incur as a result of those payments, he would receive the same after-tax amount he would have received had no excise tax been imposed under Code Section 4999. The CIC Agreements for Messrs. Gamble and Kelley do not provide for such payments. No payments have been made to Mr. Adams or Mr. Ploder under his CIC Agreement.

The CIC Agreements added confidentiality provisions during the NEO’s employment and for two years after termination of employment. The agreement also subjects the NEO to certain non-compete and non-solicitation obligations during the term of employment with the Company and for a one-year period following termination of employment.

Change in Control and Termination Provisions of Other Plans

Annual Incentive Plan. Under the annual incentive plan (AIP) which is established pursuant to the 2008 Omnibus Incentive Plan, a NEO would forfeit his award if he voluntarily terminated his employment other than for “good reason” (as defined in the plan) prior to year-end or if he is terminated by us for “cause” (as defined in the plan). However, the executive would receive a pro rata award under the plan if the executive’s employment is terminated prior to year-end as a result of death, disability, normal retirement or full early retirement, is involuntarily terminated by the Company without cause, or is voluntarily terminated by him for good reason. If there is a change in control event and a NEO is terminated without cause or terminates for “good reason,” payments for annual incentive opportunities would be made to the executive in the manner described under “Payments Made Upon a Change in Control” on page 52.

2008 Omnibus Incentive Plan. Although subject to the discretion of the Compensation Committee, under the 2008 Omnibus Incentive Plan and applicable award agreements, stock option grants have historically provided that options are not exercisable after a participant terminates employment with the Company, unless the termination was the result of the participant’s death, disability, retirement, or job elimination. Under the plan, an executive’s stock options which have not yet been exercised will become immediately vested and exercisable and RSUs and PSUs will vest if a change in control (as defined in such plan) of the Company occurs while such executive is an employee of the Company.

Rabbi Trust. We maintain a trust agreement with an independent trustee establishing a springing rabbi trust for the purpose of funding benefits payable to participants (including each NEO) under our Supplemental Retirement Plan. The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the Internal Revenue Service as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. Future contributions will be made to the grantor trust if and when required by the provisions of the trust or at the discretion of the Company. If there is a change in control, the grantor trust must be fully funded, within ten (10) days following the change in control, with an amount equal to the entire benefit to which each participant would be entitled under the covered plan as of the date of the change in control (calculated on the basis of the present value of the projected future benefits payable under the covered plan). “Change in Control” is defined in substantially the same manner as in the change in control agreements described under “Payments Made Upon a Change in Control,” except that there is no “double trigger” and, for a stock acquisition above a threshold of 20% of the outstanding voting shares of the Company and below the 50% level, the Compensation Committee has discretion to determine whether the trust should be funded. The assets of the grantor trust are required to be held separate and apart from the other funds of Equifax and its subsidiaries, but remain subject to the claims of general creditors under applicable state and federal law.

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Equity Compensation Plan Information

The following table shows information, as of December 31, 2015, concerning shares of the Company’s common stock authorized for issuance under the Company’s equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights(1)(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	3,267,395	(3)	$49.92	12,948,794	(4)
Equity compensation plans not approved by shareholders(5)	27,350	(5)	$39.68	0
Total equity compensation plans	3,294,745		$49.77	12,948,794
(1)	The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs and PSUs, which have no exercise price. This column does not reflect the exercise price of shares underlying the assumed options referred to in Footnote 5 of this table.
(2)	The weighted-average remaining contractual term of the Company’s outstanding options as of December 31, 2015 was 5.93 years.
(3)	This number includes 3,267,395 shares for issuance under the Amended and Restated 2008 Omnibus Incentive Plan (the “Plan”) and the 2000 SIP Plan, of which 1,866,673 shares were subject to outstanding options, 1,042,057 shares were subject to outstanding RSU awards and 386,015 shares were subject to outstanding PSU awards (assumes the maximum 200% of target award payout is realized).
(4)	This number includes 12,948,794 shares available for issuance under the Plan. Shares issued in respect of awards other than stock options and stock appreciation rights granted under the Plan count against the shares available for grant thereunder as 2.99 shares for every share granted.
(5)	In May 2007, Equifax acquired TALX Corporation and assumed certain equity awards outstanding under the TALX 2005 Omnibus Incentive Plan, which plan was not approved by the Company’s shareholders but was previously approved by TALX Corporation’s shareholders in 2005. A total of 27,350 shares are issuable upon the exercise of stock options under the TALX 2005 Omnibus Incentive Plan; no further awards may be made thereunder.

See Part II, Item 8, “Financial Statements and Supplementary Data,” of our 2015 Annual Report on Form 10-K in the notes to Consolidated Financial Statements at Note 9, “Stock-Based Compensation,” for further information regarding our equity compensation plans.

Compensation Committee Report

The Compensation, Human Resources and Management Succession Committee (the “Compensation Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Submitted by the Compensation Committee:

L. Phillip Humann, Chair	Robert D. Daleo	Walter W. Driver, Jr.	Siri S. Marshall	Mark B. Templeton

*     *     *

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DIRECTOR COMPENSATION

The table below sets forth the compensation received by our non-management directors during 2015:

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	All Other Compensation(3) ($)	Total ($)
James E. Copeland, Jr.	100,000	150,058	130	250,188
Robert D. Daleo	92,500	150,058	130	242,688
Walter W. Driver, Jr.	86,250	150,058	320	236,628
Mark L. Feidler	88,750	150,058	320	239,128
L. Phillip Humann	108,750	150,058	130	258,938
Robert D. Marcus	78,750	150,058	300	229,108
Siri S. Marshall	92,500	150,058	320	242,878
John A. McKinley	95,000	150,058	300	245,358
Mark B. Templeton	86,250	150,058	0	236,308

(1)	Represents the grant date fair value for restricted stock unit (RSU) awards made on May 1, 2015 (1,527 RSUs for each director then serving), computed in accordance with FASB ASC Topic 718.
(2)	As of December 31, 2015, each current non-employee director held 1,527 shares of unvested RSUs other than Mr. Marcus, who held 4,212 shares.
(3)	Reflects the market price of annual membership to certain of our credit monitoring products.

Director Fees. Director cash compensation in 2015 consisted of an annual cash retainer of $75,000, an annual cash retainer of $10,000 for the presiding director and an annual cash retainer of $25,000 for the Audit Committee chair, $20,000 for the Compensation Committee chair, and $10,000 each for the chairs of the Governance and Technology Committees. An annual cash retainer is also paid equal to $10,000 for Audit Committee members, $7,500 for Compensation Committee members and $3,750 for all other Committee members.

By paying directors an annual retainer, the Company compensates each non-employee director for his or her role and judgment as an advisor to the Company, rather than for his or her attendance or effort at individual meetings. Directors with added responsibility are recognized with higher cash compensation as noted above. The Governance Committee believes that this additional compensation is appropriate.

Equity Awards. Each non-employee director receives an initial and an annual long-term incentive grant of restricted stock units under our shareholder-approved 2008 Omnibus Incentive Plan on the date of the annual meeting of shareholders to further align their interests with those of our shareholders and to attract and retain highly qualified directors through equity ownership. For 2015, directors received a fixed value in shares computed as of the grant date ($175,000 initial one-time grant to new directors and $150,000 annual grant). The annual grants and initial grants vest one year and three years, respectively, after the grant date with accelerated vesting in the event of the director’s death, disability, retirement or a change in control of the Company. No dividend equivalents are paid on outstanding unvested restricted stock units.

Director Deferred Compensation Plan. Each non-employee director may defer receipt of up to 100% of his or her stock-based or cash retainer fees. The director is credited with a number of share units having an equivalent value at the end of each quarter based on his or her advance deferral election. Share units are equivalent to shares of the Company’s common stock, except that share units have no voting rights and do not receive dividend credit. In general, amounts deferred are not paid until the director retires from the Board. However, directors may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. At the end of the applicable deferral period, the director receives a share of common stock for each share unit awarded. Such shares are received either in a lump sum or over a period not to exceed 15 years for retirement distributions, or up to five years for a scheduled withdrawal, as elected in advance by each director.

Director and Executive Stock Deferral Plan. Each director may defer taxes otherwise due upon the vesting of restricted stock units. Due to changes in federal tax laws, no deferral elections for stock options are currently permitted under the plan. The director is credited with a number of share units as of the vesting date based on his or her advance deferral election. In general, amounts deferred under the plan are not paid until the director retires from the Board. However, directors may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. Amounts deferred are paid in shares of our common stock, at the director’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan, but we pay all costs and expenses incurred in its administration.

Director Stock Ownership Guidelines. Our Bylaws require all directors to own our stock while serving as a director. Our stock ownership guidelines require that each non-employee director own shares of our stock having a value of at least five times the annual cash retainer, no later than the fifth anniversary of the annual meeting of shareholders at which the director was first elected to the Board.

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Indemnification. Under our Articles of Incorporation and Bylaws, the directors and officers are entitled to indemnification from the Company to the fullest extent permitted by Georgia law. We have entered into indemnification agreements with each of our directors and executive officers. Those agreements do not increase the extent or scope of the indemnification provided, but do establish processes and procedures for indemnification claims.

Other. Non-employee directors are reimbursed for customary and usual expenses incurred in attending Board, committee and shareholder meetings. Directors are also reimbursed for customary and usual expenses associated with other business activities related to their Board service, including participation in director education programs and memberships in director organizations. We pay premiums on directors’ and officers’ liability insurance policies that we maintain that cover our directors. We do not provide retirement benefits to non-employee directors.

Director Fee Changes for 2016. In November 2015 the Board approved, effective January 1, 2016, changes in non-employee director compensation, including an increase of $5,000 in the annual cash retainer, an increase of $15,000 for the presiding director, and increase of $2,500 for the Governance and Technology Committee chairs and members of the Audit and Compensation Committees; and an increase of $1,250 for members of the Governance and Technology Committees.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Securities Owned by Certain Beneficial Owners

The table below contains information as of March 2, 2016, unless otherwise indicated, with respect to the beneficial ownership of the Company’s common stock by each person the Company believes beneficially holds more than 5% of the outstanding shares of the Company’s common stock, based solely on the Company’s review of SEC filings.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares	% of Class
Vanguard Group, Inc.(1)	10,140,279	8.6%
BlackRock, Inc.(2)	7,585,338	6.4%
Wellington Management Group, LLP(3)	7,039,481	5.9%
T. Rowe Price Associates, Inc.(4)	6,386,624	5.3%

(1)	Based on a Schedule 13G/A filed on February 10, 2016 by Vanguard Group, Inc., which lists its address as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, in such filing.
(2)	Based on a Schedule 13G/A filed on January 26, 2016 by BlackRock, Inc., which lists its address as 55 East 52nd Street, New York, New York 10055, in such filing.
(3)	Based on a Schedule 13G/A filed on February 11, 2016 by Wellington Management Group, LLP (f/k/a Wellington Management Company, LLP), which lists its address as 280 Congress Street, Boston, Massachusetts 02210, in such filing.
(4)	Based on a Schedule 13G filed on February 11, 2016 by T. Rowe Price Associates, Inc., which lists its address as 100 E. Pratt Street, Baltimore, Maryland 21202, in such filing.

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Securities Owned by Directors and Management

The table below contains information as of March 2, 2016 (except where otherwise indicated), concerning the beneficial ownership of Company common stock by (i) each director and nominee, (ii) each named executive officer listed in the Summary Compensation Table on page 41, and (iii) all Company directors, nominees, and other executive officers as a group. Except as otherwise noted, the named individuals had sole voting and investment power with respect to such securities. In accordance with our Insider Trading Policy, none of these shares were pledged or hedged. All persons named in the table can be reached at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309.

Name	Number of Shares Owned(1)	Exercisable Stock Options(2)	Number of Deferred Share Equivalent Units(3)	% of Common Stock Outstanding
J. Dann Adams	62,613	0	39,392	*
James E. Copeland, Jr.	62,133	0	43,835	*
Robert D. Daleo	28,509	0	43,362	*
Walter W. Driver, Jr.	25,979	0	24,734	*
Mark L. Feidler(4)	28,509	0	5,921	*
John W. Gamble, Jr.	88,581	0	0	*
L. Phillip Humann	59,932	0	78,599	*
John J. Kelley III	14,146	0	0	*
Robert D. Marcus	6,116	0	0	*
Siri S. Marshall	28,509	0	27,914	*
John A. McKinley	22,509	0	23,411	*
Rodolfo O. Ploder	49,193	0	3,000	*
Richard F. Smith(5)	305,183	430,000	0	*
Mark B. Templeton(6)	34,909	0	23,982	*
All directors, nominees and executive officers as a group (20 persons including those named above)(7)	969,487	473,080	344,753	2.01%

*	Less than one percent.
(1)	This column includes shares held of record and Company shares owned through a bank, broker, trust or other nominee. It also includes, for executive officers, all shares owned through our 401(k) savings plan, restricted stock units, and shares held through family trust arrangements. Includes unvested RSUs for Mr. Adams 10,929; Mr. Copeland 1,527; Mr. Daleo 1,527; Mr. Driver 1,527; Mr. Feidler 1,527; Mr. Gamble 88,581; Mr. Humann 1,527; Mr. Kelley 14,146; Mr. Marcus 2,685; Ms. Marshall 1,527; Mr. McKinley 1,527; Mr. Ploder 11,113; Mr. Smith 82,696 and Mr. Templeton 1,527. The RSUs represent a contingent right to receive one share of common stock. There are no voting rights associated with RSUs.
(2)	This column lists the number of shares that the directors, nominees and executive officers had a right to acquire as of or within 60 days after March 2, 2016 through the exercise of director or employee stock options, as applicable.
(3)	Reported in this column are share equivalent units credited to a director or executive officer account under various deferral plans maintained by the Company. The units track the performance of Company common stock but do not confer on the holder voting or investment power over shares of common stock. The units are payable in shares (Director and Executive Stock Deferral Plan) or cash (Executive Deferred Compensation Plan) on final distribution and do not include the reinvestment of dividends.
(4)	Includes 4,870 shares held in a 501(c)(3) charitable family foundation in which Mr. Feidler has no pecuniary interest.
(5)	Includes 100,000 shares held by a family limited liability limited partnership of which Mr. Smith and his spouse are the general partners and Mr. Smith and his children are limited partners.
(6)	Includes 6,800 shares held by a trust in which Mr. Templeton’s wife is sole trustee.
(7)	Includes 600,000 shares (0.50% of the shares outstanding on March 2, 2016) as to which beneficial ownership is disclaimed by executive officers of the Company who, in their capacity as investment officers and/or plan administrators for certain Company employee benefit plans, have shared voting and/or investment power with respect to shares of Company common stock held in such benefit plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Directors, executive officers and greater than ten percent shareholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of copies of such forms furnished to the Company and any written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements were timely met in 2015.

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AUDIT COMMITTEE REPORT

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. In fulfilling our oversight responsibilities, we have reviewed and discussed with management and Ernst & Young the audited financial statements for the fiscal year ended December 31, 2015. We reviewed and discussed with management and Ernst & Young the quarterly financial statements for each quarter in such fiscal year, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015, Ernst & Young’s evaluation of the Company’s internal control over financial reporting as of that date, and audit plans and results. We have also discussed with Ernst & Young the matters required to be discussed with the independent auditor by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the PCAOB.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526, “Communications with Audit Committees Concerning Independence.” We have also considered whether the provision of specific non-audit services by the independent auditor is compatible with maintaining its independence and believe that the services provided by Ernst & Young for fiscal year 2015 were compatible with, and did not impair, its independence.

In reliance on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Submitted on February 23, 2016 by the Audit Committee:

James E. Copeland, Jr. (Chair)	Robert D. Daleo	Mark L. Feidler	John A. McKinley

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PROPOSAL 3	Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2016

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for fiscal year 2016, and the Board is asking shareholders to ratify that selection. Although current laws, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of Ernst & Young for ratification by shareholders as a matter of good corporate practice. Additionally, in conjunction with the mandated rotation of the Audit Firm’s lead engagement partner, the Audit Committee and its chair are directly involved in the selection of Ernst & Young’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young is in the best interests of the Company and its shareholders. If the shareholders do not ratify the selection of Ernst & Young, the Audit Committee will review the Company’s relationship with Ernst & Young and take such action as it deems appropriate, which may include continuing to retain Ernst & Young as the Company’s independent registered public accounting firm.

Ernst & Young has served as our independent registered public accounting firm since 2002. A representative of Ernst & Young will be available during the meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table sets forth the fees of Ernst & Young for services rendered to the Company for the fiscal years ended December 31, 2015 and 2014:

AUDIT AND NON-AUDIT FEES

Fee Category	2015	2014
Audit Fees(1)	$3,695,371	$4,603,503
Audit-Related Fees(2)	238,079	400,920
Tax Fees(3)	2,462,360	712,312
All Other Fees(4)	1,995	1,995
TOTAL	$6,397,805	$5,718,730
(1)	Consists of fees and expenses for professional services rendered for the integrated audit of our annual consolidated financial statements and internal control over financial reporting and review of the interim consolidated financial statements included in our quarterly reports to the SEC, and services normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements, accounting consultations on matters addressed during the audit or interim reviews, and SEC filings, including comfort letters, consents and comment letters.
(2)	Consists of fees and expenses for services that reasonably are related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, financial due diligence related to mergers and acquisitions, and information technology security reviews.
(3)	Consists of fees and expenses for professional services related to tax planning and tax advice.
(4)	Consists of fees for products and services provided by Ernst & Young which are not included in the first three categories above.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Company maintains an auditor independence policy that mandates that the Audit Committee approve the audit and non-audit services in advance. The Audit Committee has authorized its Chair to pre-approve certain permissible audit and non-audit services that arise between Audit Committee meetings, provided the Audit Committee is informed of the decision to pre-approve the services at its next scheduled meeting. In its pre-approval of non-audit services and fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. The Audit Committee has determined that performance of services other than audit services is compatible with maintaining the independence of the Company’s independent registered public accounting firm. See “Audit Committee Report” on page 58.

To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. In 2015 and 2014, we did not obtain any of these prohibited services from Ernst & Young. The Company uses other accounting firms for these types of non-audit services.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 3.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Do I need an admission ticket to attend the Annual Meeting?

If your shares are held in the name of a bank, broker or other holder of record (also known as “street name”) and you wish to attend the meeting, you must present proof of ownership as of the record date, such as the Notice of Internet Availability of Proxy Materials or the voting instruction card that is sent to you or a current bank or brokerage account statement, to be admitted. The Company also may request appropriate identification such as a valid government-issued photo identification as a condition of admission.

Who is entitled to vote at the Annual Meeting?

Company shareholders of record at the close of business on March 2, 2016 are entitled to notice of, and to vote at, the meeting. As of such date, there were 118,982,836 shares of Company common stock outstanding, each entitled to one vote.

What is the difference between holding shares as a registered shareholder and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the “registered stockholder” of those shares. We mail the Proxy Materials and our Annual Report to you directly.

If your shares are held in street name with a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares that are registered in street name. In this case, the Proxy Materials and our Annual Report were forwarded to you by your broker, bank, or other nominee. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote your shares by following the voting instructions included in the material.

Employees with shares allocated in an employee benefit plan account will vote shares allocated to their benefit plan account electronically and will not receive a paper mailing for those shares. Employees should review the information on procedures for voting by employees on page 62.

What am I voting on and what are the Board’s voting recommendations?

		Board Voting	Page Reference
Agenda Item		Recommendation	(for more detail)
Proposal 1	Election of 10 Director Nominees	FOR EACH NOMINEE	11
Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation	FOR	22
Proposal 3	Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2016	FOR	59

Can other matters be decided at the Annual Meeting?

The Company is not aware, as of the date of this Proxy Statement, of any other matters to be voted on at the Annual Meeting. If any other matters are properly brought before the meeting for a vote, the persons named as proxies on the proxy card will vote all shares represented at the meeting (other than shares that are voted by the holder in person at the meeting) on such matters in accordance with the Board’s recommendation.

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Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the SEC, we are permitted to furnish our proxy materials over the Internet to our shareholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. Unless requested, you will not receive a printed copy of the proxy materials in the mail. The Notice of Internet Availability of Proxy Materials instructs you on how to access and review this Proxy Statement, the 2015 Annual Report and voting instructions over the Internet at www.proxyvote.com. You may then access these materials and vote your shares over the Internet or by telephone. The notice contains a 12-digit control number that you will need to vote your shares over the Internet or by telephone. Please keep the notice for your reference through the meeting date.

Alternatively, you may request that a printed copy of the proxy materials be mailed to you. If you want to receive a printed copy of the proxy materials, you may request one via the Internet at www.proxyvote.com, by calling toll-free 1-800-579-1639 or by sending an email to sendmaterial@proxyvote.com. There is no charge to you for requesting a copy. Please make your request for a copy on or before April 21, 2016 to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, we will continue to send these materials to you via email unless you change your election.

What is the procedure for voting?

Shareholders of record

Shareholders of record may attend and cast their votes at the meeting. In addition, shareholders of record may cast their vote by proxy and participants in the Company’s benefit plans described on page 62 may submit their voting instructions by:

•	Using the Internet at the web address noted in the Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card you received (if you have access to the Internet, we encourage you to vote in this manner),

•	Using the toll-free telephone number listed on the proxy card (if you received one); or

•	Signing, completing and returning a proxy card (if you received one) in the provided postage-paid envelope.

Votes cast through the Internet and telephone voting procedures are authenticated by use of a personal identification number. This procedure allows shareholders to appoint a proxy (or Company benefit plan participants to provide voting instructions) and to confirm that their actions have been properly recorded. Specific instructions to be followed are set forth on the Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card (if you received one).

Beneficial owners

If you are the beneficial owner of shares held in “street name,” you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form provided to you by them, or by following their instructions for voting through the Internet or by telephone. In the alternative, you may vote in person at the meeting if you obtain a valid proxy from your bank, broker or other nominee and present it at the meeting. In order for your shares to be voted on all matters presented at the meeting, we urge all shareholders whose shares are held in street name by a bank, brokerage firm or other nominee to provide voting instructions to such record holder.

Can I change my proxy vote?

Yes. If you are a registered shareholder, you can change your proxy vote or revoke your proxy at any time before the Annual Meeting by:

•	Authorizing a new vote electronically through the Internet or by telephone.

•	Delivering a written revocation of your proxy to the Corporate Secretary of the Company at P.O. Box 4081, Atlanta, Georgia 30302 before your original proxy is voted at the Annual Meeting.

•	Returning a signed proxy card with a later date.

•	Submitting a written ballot at the Annual Meeting.

If you are a beneficial owner of shares, you can submit new voting instructions by contacting your broker, bank or other nominee. You can also vote in person at the Annual Meeting if you obtain a legal proxy from your bank, broker or other nominee (the registered shareholder) as described in the answer to the previous question.

Your personal attendance at the Annual Meeting does not revoke your proxy. Unless you vote at the Annual Meeting, your last valid proxy prior to or at the Annual Meeting will be used to cast your vote.

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What if I return my proxy card but do not provide voting instructions?

Proxies that are signed and returned but do not contain voting instructions will be voted:

•	FOR the election of 10 director nominees listed in Proposal 1.

•	FOR the advisory vote to approve the compensation of our NEOs (Proposal 2).

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2016 fiscal year (Proposal 3).

•	In accordance with the Board’s recommendation by the individuals named as proxy holders in the proxy card, if any other matters are properly brought before the Annual Meeting.

How do I vote if I participate in one of the Company’s 401(k) or defined contribution plans?

Participants in the Equifax Inc. 401(k) Plan and the Equifax Canada Retirement Savings Program for Salaried Employees (collectively, the “Company Plans”) may instruct the applicable plan trustee how to vote all shares of Company common stock allocated to their accounts. To allow sufficient time for the plan trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m. Atlanta Time on May 3, 2016. The 401(k) Plan trustee will vote shares for which it has not received instructions in the same proportion as the shares for which it has received instructions. The Canada Retirement Savings Program trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Company Plans may not vote the shares owned through such plans after this deadline, including at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

In order for us to lawfully conduct business at our Annual Meeting, a majority of the shares outstanding and entitled to vote as of March 2, 2016 must be present in person or represented by proxy. This is referred to as a quorum. Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly return a proxy by Internet, by telephone, or by mail in advance of the Annual Meeting and do not revoke the proxy. If a quorum is not present, the meeting may be adjourned from time to time until a quorum is present.

Will my shares be voted if I do not provide my proxy or instruction card?

Registered Shareholders

If your shares are registered in your name, your shares will not be voted unless you provide a proxy by Internet, by telephone, by mail, or vote in person at the Annual Meeting.

Plan Participants

If you are a participant in one of our employee 401(k) or defined contribution plans and you do not provide timely instructions to the plan trustee, shares allocated to your account(s) will be voted by the plan trustee depending on the terms of your plan and other legal requirements.

Beneficial Owners

If you hold shares through an account with a broker and you do not provide voting instructions, under NYSE rules, your broker may vote your shares on routine matters only. The ratification of the appointment of Ernst & Young LLP (Proposal 3) is considered a routine matter, and your nominee can therefore vote your shares on that proposal even if you do not provide voting instructions. Proposals 1 and 2 are not considered routine matters, and your nominee cannot vote your shares on these proposals unless you provide voting instructions. Votes withheld by brokers in the absence of voting instructions from a beneficial owner are referred to as “broker non-votes.”

Multiple Forms of Ownership

The Company cannot provide a single proxy or instruction card for shareholders who own shares as registered shareholders, plan participants or beneficial owners. As a result, if your shares are held in multiple types of accounts, you must submit your votes for each type of account in accordance with the instructions you receive for that account.

What is the vote required for each proposal?

For Proposal 1, Election of 10 Director Nominees listed in the Proxy Statement, each director nominee for whom more shares are voted “for” than “against” his or her election will be elected as a director at the meeting. Under our Bylaws, if more votes are cast “against” than are cast “for” a nominee, the nominee shall offer his or her resignation. The independent members of the Board will determine and promptly publicly announce the action to be taken with respect to acceptance or rejection of the resignation offer.

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For each of Proposal 2, Advisory Vote on Executive Compensation and Proposal 3, Ratification of Independent Registered Public Accounting Firm for 2016, the proposal will be approved if more votes are cast “for” than are cast “against” the proposal. Proposals 2 and 3 are advisory and nonbinding. The Board will review the voting results on these proposals and take the results into account when making future decisions regarding these matters. “Votes cast” exclude abstentions and broker non-votes.

What is the effect of an abstention?

A shareholder who abstains on some or all matters is considered present for purposes of determining if a quorum is present at the Annual Meeting, but an abstention is not counted as a vote cast. An abstention has no effect for the vote on any proposal.

What is the effect of a broker non-vote?

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum, will not affect the outcome with respect to the election of directors, and will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the votes cast on the proposal.

Who will count the votes?

A representative of Broadridge Financial Services will tabulate the votes and act as independent inspector of election for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and disclosed by the Company in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we send only one Annual Report and Proxy Statement or the Notice of Internet Availability of Proxy Materials to eligible shareholders who share a single address, unless we have received instructions to the contrary from any shareholder at that address. The practice is designed to reduce our printing and postage costs. Shareholders who participate in householding will continue to be able to separately vote their proxies. We do not use householding for any other shareholder mailings, such as dividend checks, Form 1099, or account information statements.

If you are eligible for householding, but received multiple copies of our Annual Report and Proxy Statement or Notice of Internet Availability of Proxy Materials and prefer to receive only a single copy for your household, please contact Office of Corporate Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000. If you are a registered shareholder residing at an address with other registered shareholders and wish to receive a separate Annual Report or Proxy Statement at this time or in the future, we will provide you with a separate copy. To obtain this copy, please contact the Office of Corporate Secretary. If you own shares through a broker, bank, or other nominee, you should contact the nominee concerning householding procedures.

The Company cannot provide a single proxy or voting instruction card for shareholders who own shares in different forms of accounts (employee benefit plan shares, registered shares, and beneficially-owned shares). Accordingly, you will receive a separate solicitation and proxy for each type of account in which shares are held and you must submit your votes for each type of account in accordance with the instructions received for that account.

Can I receive a copy of the Annual Report?

Yes. We will provide a copy of our Annual Report without charge, upon written request, to any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. Requests should be made in writing addressed to the Office of Corporate Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302, or by calling (404) 885-8000.

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Can I view the Proxy Statement and Annual Report on the Internet?

Yes. The Proxy Statement and Annual Report are available on the Internet at http://investor.equifax.com/annual-proxy.cfm. Most shareholders will receive their annual meeting materials via electronic delivery. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements, and other information regarding Equifax.

Can I choose to receive the Proxy Statement and Annual Report on the Internet instead of receiving them by mail?

Yes. If you are a registered shareholder or beneficial owner, you can elect to receive future Annual Reports and Proxy Statements on the Internet only and not receive copies in the mail by following the instructions on your proxy card or voting instruction form. Your request for electronic transmission will remain in effect for all future annual reports and proxy statements, unless withdrawn. Most active employees who participate in the Company’s savings plans will receive an online notification announcing Internet availability of the Annual Report and Proxy Statement; a paper copy will not be provided unless requested by following the instructions in the email notification.

Who pays the cost of this proxy solicitation?

The Company has retained Innisfree M&A Inc. to assist in soliciting proxies for an annual fee not to exceed $18,000 plus expenses, and will bear the cost of soliciting proxies. Directors, officers and other Company associates also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

How do I submit a proposal for the Annual Meeting of Shareholders in 2017?

Notice of any proposal or director nomination that a shareholder wishes to propose for consideration at the 2017 Annual Meeting, including any proposal that a shareholder wishes to submit for inclusion in the Company’s proxy materials for the 2017 Annual Meeting, must be delivered to us no later than November 25, 2016. The proposal or director nomination must satisfy the information and other requirements specified in our Bylaws which are available at: www.equifax.com/about-equifax/corporate-governance and, if to be included in our proxy materials for the 2017 Annual Meeting, must comply with SEC Rule 14a-8 and other applicable rules and interpretations of the SEC.

Any shareholder proposal or director nomination submitted to the Company in connection with the 2017 Annual Meeting should be addressed to: Corporate Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302. In addition, the shareholder proponent or a duly authorized representative must appear in person at the 2017 Annual Meeting to present the proposal.

How can I contact the Company’s directors?

Shareholders and other interested parties who wish to communicate with our directors, a committee of the Board of Directors, the Presiding Director, the non-management directors as a group, or the Board generally should address their correspondence accordingly and send by mail to Equifax Inc., c/o Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302. Correspondence will be forwarded as directed by the shareholder. The Company may first review such communications and screen out solicitations for goods and services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.

Can I find additional information on the Company’s website?

Yes. Although information contained on our website is not part of this Proxy Statement, you will find information about the Company and our corporate governance practices at www.equifax.com/about-equifax/corporate-governance. Our website contains information about our Board, Board committees, Charter and Bylaws, Code of Ethics and Business Conduct, Corporate Governance Guidelines, and information about insider transactions. Shareholders may obtain, without charge, hard copies of the above documents by writing to Office of Corporate Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000.

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EQUIFAX INC.

1550 Peachtree Street, N.W.
Atlanta, Georgia 30309

404-885-8000

equifax.com

Copyright © 2016, Equifax Inc., Atlanta, Georgia. All rights reserved. Equifax and EFX are registered trademarks of Equifax Inc. 15-1002

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EQUIFAX

1550 PEACHTREE STREET, N.W.
ATLANTA, GA 30309

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR code above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Atlanta Time on May 4, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Atlanta Time on May 4, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

PLEASE DO NOT MAIL YOUR PROXY CARD IF YOU VOTE BY INTERNET OR TELEPHONE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M98145-P71431-Z66858 KEEP THIS PORTION FOR YOUR RECORDS

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EQUIFAX INC.

The Board of Directors recommends that you vote "FOR" each of the following director nominees:

1. Election of 10 Director Nominees:

Nominees:	For	Against	Abstain
1a. James E. Copeland, Jr.	☐	☐	☐
1b. Robert D. Daleo	☐	☐	☐
1c. Walter W. Driver, Jr.	☐	☐	☐
1d. Mark L. Feidler	☐	☐	☐
1e. L. Phillip Humann	☐	☐	☐
1f. Robert D. Marcus	☐	☐	☐
1g. Siri S. Marshall	☐	☐	☐
1h. John A. McKinley	☐	☐	☐
1i. Richard F. Smith	☐	☐	☐
1j. Mark B. Templeton	☐	☐	☐

	For	Against	Abstain
The Board of Directors recommends that you vote "FOR" Item 2.			
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
The Board of Directors recommends that you vote "FOR" Item 3.			
3. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2016.	☐	☐	☐

The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners must each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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